Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

Global Defense & National Security Systems, Inc.,

STG Group, Inc.,

STG, INC.,

ACCESS SYSTEMS, INCORPORATED,

VARIOUS LENDERS,

MC ADMIN CO LLC,

as ADMINISTRATIVE AGENT,

AND

PNC BANK, NATIONAL ASSOCIATION,
AS COLLATERAL AGENT

Dated as of NOVEMBER 23, 2015

MC ADMIN CO LLC,

as LEAD ARRANGER and BOOK RUNNER

i

(continued)

		Page

7.02.	Officer’s Certificate	79
7.03.	Opinions of Counsel	79
7.04.	Company Documents; Proceedings; etc	79
7.05.	Employee Benefit Plans; Shareholders’ Agreements; Employment Agreements; Non-Compete Agreements; Collective Bargaining Agreements; Existing Indebtedness Agreements	80
7.06.	Consummation of Acquisition; etc	81
7.07.	Consummation of the Refinancing	81
7.08.	Adverse Change, Approvals	82
7.09.	Litigation	83
7.10.	Subsidiaries Guaranty; Intercompany Note	83
7.11.	Pledge Agreement	83
7.12.	Security Agreement	83
7.13.	Capitalization Information	84
7.14.	Organization Chart	84
7.15.	Financial Statements; Pro Forma Balance Sheet; Projections	84
7.16.	Solvency Certificate; Insurance Certificates, etc	84
7.17.	Fees, etc	84
7.18.	Availability	85
7.19.	General	85
7.20.	Lien Waiver Agreements	85
7.21.	Field Examination	85

SECTION 8.	Conditions Precedent to All Credit Events	85

8.01.	No Default; Representations and Warranties	86
8.02.	Notice of Borrowing; Letter of Credit Application	86

SECTION 9.	Representations, Warranties and Agreements	86

9.01.	Company Status	87
9.02.	Power and Authority	87
9.03.	No Violation	87
9.04.	Approvals	88
9.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	88
9.06.	Litigation	90
9.07.	True and Complete Disclosure	90
9.08.	Use of Proceeds; Margin Regulations	90
9.09.	Tax Returns and Payments	91
9.10.	Compliance with ERISA	92
9.11.	Security Documents	93
9.12.	Properties	94
9.13.	Capitalization	94
9.14.	Subsidiaries	96

ii

(continued)

iii

(continued)

iv

(continued)

v

SCHEDULE I	Commitments
SCHEDULE II	Credit Party Addresses
SCHEDULE III	Real Property
SCHEDULE IV	Plans
SCHEDULE V	Subsidiaries
SCHEDULE VI	Existing Indebtedness
SCHEDULE VII	Insurance
SCHEDULE VIII	Existing Liens
SCHEDULE IX	Existing Investments
SCHEDULE X	Contract Matters
SCHEDULE XI	Capitalization
SCHEDULE XII	Post-Closing Matters
SCHEDULE XIII	Necessary Authorizations
SCHEDULE XIV	Cash Management Accounts
SCHEDULE XV	Tax Returns

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT B-3	Form of Incremental Note
EXHIBIT C	Form of Section 6.04(c)(ii) Certificate
EXHIBIT D	Form of Officer’s Certificate
EXHIBIT E	Form of Subsidiaries Guaranty
EXHIBIT F	Form of Pledge Agreement
EXHIBIT G	Form of Security Agreement
EXHIBIT H	Form of Solvency Certificate
EXHIBIT I	Form of Compliance Certificate
EXHIBIT J	Form of Assignment and Assumption Agreement
EXHIBIT K	Form of Intercompany Note
EXHIBIT L	Form of Borrowing Base Certificate
EXHIBIT M	Form of Affirmation and Assumption Agreement

CREDIT AGREEMENT, dated as of November 23, 2015 among Global Defense & National Security Systems, Inc., a Delaware corporation (“Holdings”) (whose obligations as Borrower (as defined below) hereunder will be immediately assumed by STG, Inc., a Virginia corporation (the “Administrative Borrower”) and ACCESS SYSTEMS, INCORPORATED, a Virginia corporation (“Access”) immediately upon closing), STG Group, Inc., a Delaware corporation (“Parent”), the Guarantors party hereto from time to time, the Lenders party hereto from time to time, MC ADMIN CO LLC, as Administrative Agent, PNC BANK, NATIONAL ASSOCIATION (“PNC Bank”), as Collateral Agent and MC ADMIN CO LLC, as Lead Arranger. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

WITNESSETH:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Initial Borrower and the Borrowers the respective credit facilities provided for herein;

WHEREAS, immediately following the effectiveness of this Agreement, the extension of the initial Borrowings hereunder, and the Transaction, Holdings shall be renamed STG Group, Inc. and Parent shall be renamed STG Group Holdings, Inc. on the Closing Date.

NOW, THEREFORE, IT IS AGREED:

SECTION 1.      Definitions and Accounting Terms.

1.01.     Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accepting Lender” shall have the meaning assigned to such term in Section 6.02(l).

“Access” shall have the meaning provided in the first paragraph of this Agreement.

“Accounting Change” shall have the meaning provided in Section 14.07(a).

“Acquired EBITDA” shall mean, for any Acquired Entity or Business for any period, the Consolidated EBITDA as determined for such Acquired Entity or Business for such period on a basis substantially the same (with necessary reference changes) as provided in the definition of Consolidated EBITDA contained herein, except that (i) all references therein and in the component definitions used in determining Consolidated EBITDA to “Holdings and its Subsidiaries” shall be deemed to be references to the respective Acquired Entity or Business and (ii) the adjustments contained in clauses (iv) and (v) of the first sentence, and the adjustments contained in the last sentence, of the definition of Consolidated EBITDA shall not be made.

2

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of any Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Domestic Subsidiary of any Borrower (or shall be merged with and into any Borrower or another Wholly-Owned Domestic Subsidiary of any Borrower that is a Subsidiary Guarantor, with any Borrower or such Subsidiary Guarantor being the surviving or continuing Person).

“Acquisition” shall mean the transactions described in the Acquisition Agreement.

“Acquisition Agreement” shall mean that certain Stock Purchase Agreement, dated as of June 8, 2015 among Holdings, Global Defense & National Security Holding, LLC, Parent, and the other parties thereto.

“Acquisition Documents” shall mean the Acquisition Agreement and all other agreements and documents relating to the Acquisition including, without limitation, the Voting Agreement, dated as of the Closing Date, by and among Holdings, Global Defense & National Security Holdings LLC, Simon S. Lee Management Trust, Simon Lee Family Trust, AHL Descendants Trust, JSL Descendants Trust and Brian Lee Family Trust.

“Act” shall have the meaning provided in Section 14.18.

“Additional Security Documents” shall have the meaning provided in Section 10.12.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean MC ADMIN CO LLC, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 13.09.

“Administrative Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Advance Rate” shall have the meaning provided in Section 2.01(c).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof.

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“Affirmation Agreement” means that certain Affirmation and Assumption Agreement, in the form of Exhibit M attached hereto, dated as of the date hereof executed by the Administrative Borrower and Access.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the fair market value of the Holdings Common Stock (based on the good faith determination of the senior management of Holdings) issued (or to be issued) as consideration in connection with such Permitted Acquisition (including, without limitation, Holdings Common Stock which may be required to be issued as earn-out consideration upon the achievement of certain future performance goals of the respective Acquired Entity or Business), (ii) the aggregate amount of all cash paid (or to be paid) by Holdings or any of its Subsidiaries in connection with such Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar obligations of Holdings and its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by Holdings), (iii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 11.04, (iv) the aggregate liquidation preference of all Qualified Preferred Stock issued as consideration in connection with the proposed Permitted Acquisition and (v) the Fair Market Value of all other consideration payable in connection with such Permitted Acquisition.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Agreement Among Lenders” means that certain Agreement Among Lenders dated as of the date hereof among the Lenders party thereto, the Collateral Agent and the Administrative Agent.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“Applicable Margin” shall mean (i) with respect to any Eurodollar Loan, a percentage per annum equal to 7.80% and (ii) with respect to any Base Rate Loan, a percentage per annum equal to 6.80%.

“Asset Sale” shall mean any sale, transfer or other disposition by (i) Holdings or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to Holdings or a Wholly-Owned Subsidiary of Holdings and (ii) any Non-Wholly Owned Subsidiary of Holdings to any Person other than Holdings or a Wholly-Owned Subsidiary of Holdings, in each case of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding (x) any sales of inventory in the ordinary course of business, (y) sales of assets pursuant to Sections 11.02(ii), (v), (vi), (vii) (viii), (ix), (x), (xii), (xiii), (xiv), (xv), and (z) any other sales, transfers or dispositions that generate Net Sale Proceeds of less than $1,000,000 in the aggregate during any fiscal year.

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“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit J (appropriately completed).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of Holdings, Parent or the Administrative Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent or the respective Issuing Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of Holdings, Parent or each Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Holdings, Parent or the Borrowers.

“Bankruptcy Code” shall have the meaning provided in Section 12.05.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the base commercial lending rate of Collateral Agent as publicly announced to be in effect from time to time, as notified by the Collateral Agent to the Administrative Agent, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate (this rate of interest is determined from time to time by Collateral Agent as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Collateral Agent to any particular class or category of customers of Collateral Agent), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate, and (c) the daily one month Eurodollar Rate (the “LIBOR” rate as published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, as published in another publication selected by Collateral Agent)) divided by a number equal to 1.00 minus the Reserve Percentage plus 100 basis points (1%), in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “base commercial lending rate”, the Federal Funds Rate or the Eurodollar Rate for an Interest Period of one (1) month.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Initial Borrower or the Administrative Borrower at the time of the incurrence thereof or conversion thereto.

“Blocked Person” shall have the meaning provided in Section 9.24.

“Borrower” shall mean (i) Holdings prior to the Acquisition and the execution, delivery and effectiveness of the Affirmation Agreement by the Administrative Borrower and Access (in such capacity, the “Initial Borrower”), and (ii) each of the Administrative Borrower and Access, following the Acquisition and the execution, delivery and effectiveness of the Affirmation Agreement by the Administrative Borrower and Access.

5

“Borrowers” shall mean the Administrative Borrower and Access collectively, following the Acquisition and the execution, delivery and effectiveness of the Affirmation Agreement by the Administrative Borrower and Access.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit L hereto duly executed by an Authorized Officer of the Administrative Borrower and delivered to the Collateral Agent and Administrative Agent, appropriately completed, by which such Authorized Officer shall certify to Collateral Agent and Administrative Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York or East Brunswick, NJ, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition or other event for which financial statements have been delivered to the Lenders pursuant to Section 10.01(b) or (c), as applicable.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Dominion Event” shall mean (a) the failure of the Borrowers to maintain Undrawn Availability of at least $5,000,000 each day for five (5) consecutive days, or (b) an Event of Default has occurred and is continuing.

6

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P 1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“Cash Management Accounts” means the bank accounts of each Credit Party maintained at one or more banks listed on Schedule XIV.

“Cash Management Bank” shall have the meaning provided in Section 10.21(a).

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“Cash Management Products and Services” shall mean agreements or other arrangements under which Collateral Agent or any Lender or any Affiliate of Collateral Agent or a Lender provides any of the following products or services to the Borrowers: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of each Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder and otherwise treated as Obligations for purposes of each of the Credit Documents.

“Cash Management Products and Services Reserves” means, as of any date of determination, the amount of reserves that the Collateral Agent has established (based upon the Collateral Agent’s reasonable determination of the related credit exposure) in respect of Cash Management Products and Services Reserves then provided or outstanding.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

7

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall have the meaning provided in Section 12.06(a).

“Change of Control” shall mean (i) Holdings shall at any time cease to own directly or indirectly 100% of the Equity Interests of the Parent, the Administrative Borrower, and Access (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% on a fully diluted basis of the economic or voting interests in Holdings’ capital stock (other than any such person or group who is such a beneficial owner on the Closing Date), (iii) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors or (iv) a “change of control” or similar event shall occur as provided in any Qualified Preferred Stock (or the documentation governing the same) or any other documents or agreements governing any material indebtedness of any of the Credit Parties.

“CIP Regulations” shall have the meaning provided in Section 13.13(a).

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Closing Date” shall mean the Business Day occurring on or after the Effective Date on which the initial Borrowing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties, and all cash and Cash Equivalents delivered as collateral pursuant to Section 6.02 or 11.

“Collateral Agent” shall mean PNC Bank, National Association acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collective Bargaining Agreements” shall have the meaning provided in Section 7.05(v).

“Commitment” shall mean, for each Lender, such Lender’s “Commitment”, i.e. a Term Loan Commitment or a Revolving Loan Commitment, as shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.15, which in aggregate shall be equal to the applicable amount set forth on Schedule I.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

8

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Holdings and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains, (y) any non-cash income, and (z) any gains or losses from sales of assets other than in the ordinary course of business) adjusted by adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of Holdings and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for Holdings and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of Holdings and its Subsidiaries determined on a consolidated basis for such period, (iv) any fees, expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) actually incurred and related to one or more Permitted Acquisitions or Asset Sales, incurred prior to or on the date such Permitted Acquisitions or Asset Sales are consummated, terminated or abandoned, in an aggregate amount not to exceed 15% of Consolidated EBITDA for the Test Period ended as of the last day of such period (prior to giving effect to such add backs), (v) in the case of any period including the fiscal quarter of Holdings ending (i) December 31, 2015, the amount of all fees and expenses incurred in connection with the Transaction during such fiscal quarter and (ii) March 31, 2016, up to $250,000 of fees and expenses incurred in connection with the Transaction during such fiscal quarter (in each case, other than interest expense as described in the preceding clause (i)), (vi) any (A) extraordinary items reducing Consolidated Net Income for such period and (B) unusual or non-recurring items reducing Consolidated Net Income for such period, to the extent such addbacks have been approved in writing by the Administrative Agent, (vii) any non-cash items reducing Consolidated Net Income for such period, and (viii) non-cash accounting adjustments (including non-cash impairment charges) and the cumulative effect of changes in accounting principles. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein. Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends prior to the first anniversary of the Closing Date, Consolidated EBITDA for all portions of such period occurring prior to the Closing Date shall be calculated in accordance with the definition of Test Period contained herein.

9

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of Holdings and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of Holdings and its Subsidiaries of the type described in clauses (ii), (vii) and (viii) of the definition of Indebtedness and (iii) all Contingent Obligations of Holdings and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that (x) the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of Holdings or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Indebtedness” and (y) the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of Holdings and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense of Holdings and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements)) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs for such period, plus (ii) without duplication, (x) that portion of Capitalized Lease Obligations of Holdings and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of Holdings and its Subsidiaries of the type described in clause (viii) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period. Notwithstanding anything to the contrary contained above, for purposes of determining the Fixed Charge Coverage Ratio, to the extent Consolidated Interest Expense is to be determined for any Test Period which ends prior to the first anniversary of the Closing Date, Consolidated Interest Expense for all portions of such period occurring prior to the Closing Date shall be calculated in accordance with the definition of Test Period contained herein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than Holdings and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Holdings and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

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“Consolidated Senior Secured Indebtedness” shall mean, at any time, the sum of all Consolidated Indebtedness which is secured by a Lien at such time.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Holdings on the Effective Date and each other director if such director’s nomination for election to the Board of Directors of Holdings is recommended or approved by a majority of the then Continuing Directors.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, the Collateral Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent and in any event providing to the Collateral Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Covered Entity” shall mean each Borrower, its Affiliates and Subsidiaries, all Guarantors, pledgors of Collateral, all owners of the foregoing, and all brokers or other agents of each Borrower acting in any capacity in connection with the Obligations.

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“Credit Documents” shall mean this Agreement, the Subsidiaries Guaranty, each Security Document, Affirmation Agreement, the Intercompany Notes, each other subordination agreement relating to the Obligations and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, any Lender-Provided Interest Rate Protection Agreement, any Lender-Provided Other Hedging Agreements and each other Security Document and all other agreements, documents, certificates and instruments executed and delivered to the Administrative Agent, the Collateral Agent or any Lender in their capacity as such by any Credit Party in connection therewith, including, without limitation, all letters for the payments of fees, guaranties and collateral documents.

“Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit).

“Credit Party” shall mean Holdings, each Borrower and each Subsidiary Guarantor.

“Cure Amount” shall have the meaning provided in Section 12.

“Cure Right” shall have the meaning provided in Section 12.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services provided, that with respect to any Receivable arising out of any contract between any Borrower and the United States, any state or any department, agency or instrumentality of any of them, “Customer” shall mean the state, department, agency or instrumentality that is the signatory party to the contract or contract right giving rise to such Receivable.

“Declined Proceeds” shall have the meaning assigned to such term in Section 6.02(l).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dissolution Subsidiaries” shall mean each of STG Doha, LLC, STG Netherlands B.V., STG Ventures, LLC, STG Sentinel AFG, LLC and STG Sentinel, LLC.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

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“Documents” shall mean, collectively, (i) the Credit Documents, (ii) the Acquisition Documents and (iii) the Refinancing Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Effective Date” shall have the meaning provided in Section 14.10.

“Eligibility Date” shall mean, with respect to each Credit Party and each Swap, the date on which this Agreement or any Credit Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this Agreement or any Credit Document is then in effect with respect to such Credit Party, and otherwise it shall be the effective date of this Agreement and/or such Credit Document(s) to which such Credit Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Insured Foreign Receivable or Receivables” shall mean Receivables that meet the requirements of Eligible Receivables, except clause (f) of such definition, provided that such Receivables are credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Collateral Agent and shall name Collateral Agent as beneficiary or loss payee, as applicable) or backstopped by a letter of credit.

“Eligible Receivables” shall mean and include, with respect to each Borrower, each Receivable of such Borrower arising in the Ordinary Course of Business and which Collateral Agent, in its Permitted Discretion shall deem to be an Eligible Receivable, based on such considerations as Collateral Agent may from time to time deem appropriate in its Permitted Discretion. A Receivable shall not be deemed eligible unless such Receivable is subject to Collateral Agent’s first priority perfected security interest and no other Lien (other than Permitted Liens), and is evidenced by an invoice or other documentary evidence satisfactory to Collateral Agent in its Permitted Discretion. In addition, no Receivable shall be an Eligible Receivable if:

(a)          it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

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(b)          it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date;

(c)          fifty percent (50%) or more of the Receivables from such Customer are ineligible due to subclause (b) above;

(d)          any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect (except to the extent such covenant, representation, or warranty is already qualified by materiality in which case such covenant, representation or warranty shall be ineligible if such covenant, representation or warranty has been breached in any respect);

(e)          an Insolvency Event shall have occurred with respect to such Customer;

(f)          the sale is to a Customer outside the United States of America, unless the sale giving rise thereto is on letter of credit, guaranty or acceptance terms, in each case acceptable to Collateral Agent in its Permitted Discretion or such Receivable constitutes an Eligible Insured Foreign Receivable; provided, that the contracted-for performance of the services relating to such Receivable by such Customer at a location outside the United States of America shall not make such Receivable ineligible under this clause (f);

(g)         the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)         Collateral Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i)          the Customer is the United States, any state (to the extent such state has a law comparable to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) (the “Assignment of Claims Act”)) or any department, agency or instrumentality of the United States; provided, however, that this clause (i) shall not apply to amounts where the applicable Borrower has delivered to the Administrative Agent executed copies of all documentation necessary to assign such Borrower’s rights to payment of such Receivable to Collateral Agent pursuant to the Assignment of Claims Act (or, to the extent this Agreement provides a time period for delivery of such documentation, such time period has not yet expired);

(j)          the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k)         the Receivables of the Customer exceed a credit limit determined by Collateral Agent, in its Permitted Discretion, to the extent such Receivable exceeds such limit;

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(l)          the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower (unless a no-offset letter satisfactory to the Collateral Agent in its Permitted Discretion has been executed by such Customer and the relevant Borrower, or prior evidence of no-offset terms has been delivered to the Collateral Agent which is satisfactory to the Collateral Agent in its Permitted Discretion) or the Receivable is contingent in any respect or for any reason;

(m)        the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)         any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o)         such Receivable is not payable to a Borrower; or

(p)         such Receivable is not otherwise satisfactory to Collateral Agent in its Permitted Discretion.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding Holdings and its Subsidiaries and Affiliates.

“Employee Benefit Plans” shall have the meaning provided in Section 7.05(i).

“Employment Agreements” shall have the meaning provided in Section 7.05(iii).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of non-compliance or violation, investigations or proceedings (hereafter, “Claims”) relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

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“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower and/or Holdings, are treated as a single employer under Section 414 of the Code.

“Eurodollar Loan” shall mean each Loan designated as such by the Initial Borrower or the Administrative Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean for any Eurodollar Loan for the then current Interest Period relating thereto, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the Intercontinental Exchange Benchmark Administration as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error), provided that if the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page) or the rate that appears on a LIBOR Alternate Source, as applicable, shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement), by (b) a number equal 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

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Average of London interbank offered rates quoted by Bloomberg or appropriate successor as shown on

Eurodollar Rate =	Bloomberg Page BBAM1 1.00 – Reserve Percentage

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Administrative Agent shall give reasonably prompt notice to the Administrative Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Event of Default” shall have the meaning provided in Section 12.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, asset sale proceeds, insurance proceeds or Indebtedness (other than Revolving Loans)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of Holdings and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of Holdings and its Subsidiaries during such period (other than (1) repayments made pursuant to the Refinancing, (2) repayments made with the proceeds of asset sales, sales or issuances of Equity Interests, insurance or Indebtedness and (3) payments of Loans and/or other Obligations, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of a Scheduled Repayment pursuant to Section 6.02(b) or (y) made as a voluntary prepayment pursuant to Section 6.01 with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment)), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period and (iv) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions consummated by Holdings and its Subsidiaries during such period (other than any such payments to the extent financed with equity proceeds, asset sale proceeds, insurance proceeds or Indebtedness). No payment of Excess Cash Flow under Section 6.02(f) shall be subject to the Prepayment Premium under Section 5.02, unless such payment is in connection with an acceleration of the Loans pursuant to Section 12 (or solely to the extent the action giving rise to such payment constitutes a Default hereunder).

“Excess Cash Payment Date” shall mean the date occurring 110 days after the last day of each fiscal year of Holdings (commencing with the fiscal year of Holdings ended December 31, 2016).

“Excess Cash Payment Period” shall mean (i) with respect to the repayment required on the first Excess Cash Payment Date, the period from the Closing Date to the last day of Holdings’ fiscal quarter ending closest to December 31, 2016 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Payment Date, the immediately preceding fiscal year of Holdings.

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“Excess Cash Percentage” shall mean, at any time with respect to an Excess Cash Payment Period, 50%; provided that if the Senior Secured Leverage Ratio at the end of the applicable Excess Cash Payment Period is less than or equal to 2.50 to 1.00 (as set forth in the officer’s certificate delivered pursuant to Section 10.01(g) for the fiscal quarter or fiscal year, as the case may be, of Holdings then last ended for which financial statements are available), such percentage shall be 0%.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (a) any payroll account and other employee wage and benefit accounts, (b) any zero balance account and (c) tax (including any sales tax accounts), escrow accounts and fiduciary or trust accounts.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Credit Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Credit Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Credit Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Credit Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Credit Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Credit Party executing this Agreement or the Credit Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

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“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (A) Taxes imposed on or measured by net income (however denominated) franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (B) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 6.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (C) Taxes attributable to such Recipient’s failure to comply with Section 6.04(b)-(e) and (D) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of November 26, 2012, among the Administrative Borrower, as borrower, STG Group, Inc., and Bank of America, NA, as lender, and the other lenders party thereto (as amended through and including the Closing Date).

“Existing Indebtedness” shall have the meaning provided in Section 7.07(c).

“Existing Indebtedness Agreements” shall have the meaning provided in Section 7.05.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of Holdings, or the Subsidiary of Holdings selling such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreement entered into thereunder (and any foreign legislation implemented to give effect to such intergovernmental agreements) and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)); provided however, that if such day is not a Business Day, the Federal Funds Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Rate changes, the rate of interest with respect to any advance to which the Federal Funds Rate applies will change automatically without notice to the Administrative Borrower, effective on the date of any such change.

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“Fees” shall mean all amounts payable pursuant to or referred to in the Credit Documents.

“Financial Performance Covenants” shall have the meaning provided in Section 12.

“First Period” shall have the meaning provided in Section 5.02(a)(i).

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period, (ii) the scheduled principal amount of all amortization payments on all Indebtedness of Holdings and its Subsidiaries for such period (including the principal component of all Capitalized Lease Obligations but excluding payments pursuant to the Refinancing) as determined on the first day of such period (or, with respect to a given issue of Indebtedness incurred thereafter, on the date of the incurrence thereof), (iii) the amount of all cash payments made by Holdings and its Subsidiaries in respect of income taxes or income tax liabilities during such period (net of cash tax refunds received by Holdings and its Subsidiaries during such period and excluding taxes related to asset sales not in the ordinary course of business), (iv) the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries during such period (other than Capital Expenditures, to the extent financed with equity proceeds, asset sale proceeds, insurance proceeds or Indebtedness (other than Revolving Loans)) and (v) the aggregate amount of all cash Dividends (including stock repurchases and redemptions) paid by Holdings in accordance with this Agreement for such period. Notwithstanding anything to the contrary contained above, for purposes of determining the Fixed Charge Coverage Ratio, to the extent Fixed Charges are to be determined for any Test Period which ends prior to the first anniversary of the Closing Date, Fixed Charges for all portions of such period occurring prior to the Closing Date shall be calculated in accordance with the definition of Test Period contained herein.

“Flood Laws” shall mean all applicable laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other applicable laws related thereto.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

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“Formula Amount” shall have the meaning set forth in Section 2.01(c) hereof.

“Fourth Period” shall have the meaning provided in Section 5.02(a)(iv).

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Sections 6.02, 10.16 and 11, including defined terms as used therein, and for all purposes of determining the Financial Performance Covenants, are subject (to the extent provided therein) to Section 14.07(a).

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Issuing Lenders, the Lenders and each party (other than any Credit Party) party to an Interest Rate Protection Agreement or Other Hedging Agreement to the extent such party constitutes a Secured Creditor under the Security Documents.

“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans made to, each Borrower under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of a Borrower to the Lenders, the Issuing Lenders, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which a Borrower is a party and the due performance and compliance by the applicable Borrower with all the terms, conditions and agreements contained in the Credit Agreement and in each such other Credit Document and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of a Borrower owing under any Interest Rate Protection Agreement or Other Hedging Agreement entered into by a Borrower with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement or Other Hedging Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

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“Guarantor” shall mean Holdings and each Subsidiary Guarantor.

“Guaranty” shall mean each of the Holdings Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Hedge Agreements Reserves” means, as of any date of determination, the amount of any reserves that Collateral Agent has established (based upon Collateral Agent’s reasonable determination of the related Hedge Liabilities) in respect of Lender-Provided Interest Rate Protection Agreement and Lender-Provided Other Hedging Agreements then provided or outstanding.

“Hedge Liabilities” shall mean collectively, the Interest Rate Hedge Liabilities and the Other Hedging Agreement Liabilities.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings Common Stock” shall have the meaning provided in Section 9.13(a).

“Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 15.

“Holdings Materials” shall have the meaning provided in Section 10.01.

“Incremental Amendment” shall have the meaning provided in Section 2.01(b)(iii).

“Incremental Loan” shall have the meaning provided in Section 2.01(b)(i).

“Incremental Loan Commitment” shall mean a Commitment to make an Incremental Loan.

“Incremental Note” shall have the meaning provided in Section 2.05(a).

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“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Person” shall have the meaning provided in Section 14.01(a)(iii).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Borrower” shall have the meaning provided in the definition of “Borrower.”

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of applicable law, or (e) in the good faith determination of Administrative Agent or Collateral Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by Holdings or any Subsidiary of Holdings to Holdings or any other Subsidiary of Holdings.

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“Intercompany Loans” shall have the meaning provided in Section 11.05(viii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit K (or such other form as shall be satisfactory to the Administrative Agent in its sole discretion), with blanks completed in conformity herewith.

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Protection Agreement.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” shall mean and include, as to each Borrower, all such Borrower’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents (as defined in the Security Agreement).

“Investments” shall have the meaning provided in Section 11.05.

“ISP98 Rules” shall have the meaning provided in Section 3.01(a).

“Issuing Lender” shall mean PNC Bank, National Association (except as otherwise provided in Section 13.09) and any other Lender reasonably acceptable to the Administrative Agent and Collateral Agent which agrees to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).

“L/C Supportable Obligations” shall mean (i) obligations of the Parent or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Parent or any of its Subsidiaries as are reasonably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (y) any other Indebtedness or other obligations that are subordinated in right of payment to the Obligations and (z) any Equity Interests).

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“Lead Arranger” shall mean MC ADMIN CO LLC in its capacity as Lead Arranger and Book Runner, and any successor thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each Person that becomes a “Lender” hereunder on the Effective Date or pursuant to Section 2.13 or 14.04(b), in each case as evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.15. For the purpose of any Credit Document which provides for the granting of a security interest or other Lien to the Collateral Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender Default” shall mean, as to any RL Lender, (i) the wrongful refusal (which has not been retracted) of such RL Lender or the failure of such RL Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) or 3.05, (ii) such RL Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such RL Lender having notified the Administrative Agent, any Issuing Lender and/or any Credit Party (x) that it does not intend to comply with its obligations under Section 2.01(c) or in circumstances where such non-compliance would constitute a breach of such RL Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Section 3.03(b), Section 6.02(k) and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any RL Lender, (i) any Affiliate of such RL Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such RL Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such RL Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such RL Lender with respect to its obligations under any other credit facility to which it is a party and which any Issuing Lender, Collateral Agent, or the Administrative Agent believes in good faith has occurred and is continuing, and (iv) the failure of such RL Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) or 3.05 within one (1) Business Day of the date (x) PNC Bank (in its capacity as a Lender) or (y) RL Lenders constituting the Majority Lenders with Revolving Loan Commitments has or have, as applicable, funded its or their portion thereof.

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“Lender-Provided Interest Rate Protection Agreement” shall mean an Interest Rate Protection Agreement which is provided by any Lender and for which such Lender confirms to Collateral Agent and the Administrative Agent in writing prior to the execution thereof that it:  (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Protection Agreement (the “Interest Rate Hedge Liabilities”) by any Borrower, Guarantor, or Subsidiary that is party to such Lender-Provided Interest Rate Protection Agreement shall, for purposes of this Agreement and all Credit Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Security Document, as applicable, and otherwise treated as Obligations for purposes of the Credit Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Credit Documents.

“Lender-Provided Other Hedging Agreement” shall mean an Other Hedging Agreement which is provided by any Lender and for which such Lender confirms to Collateral Agent and the Administrative Agent in writing prior to the execution thereof that it:  (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Other Hedging Agreement (the “Other Hedge Liabilities”) by any Credit Party or Subsidiary that is party to such Lender-Provided Other Hedging Agreement shall, for purposes of this Agreement and all Credit Documents be “Obligations” of such Person and of each other Credit Party, be guaranteed obligations under any Guaranty and secured obligations under any Security Document, as applicable, and otherwise treated as Obligations for purposes of the Credit Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Other Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Credit Documents.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Application” shall have the meaning provided in Section 3.03(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 3.03(b).

“Letter of Credit Borrowing” shall have the meaning provided in Section 3.04(d).

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

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“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Collateral Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Administrative Agent and Collateral Agent.

“Loan” shall mean each Term Loan, each Revolving Loan and each Incremental Loan.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranche under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities, or condition (financial or otherwise) of any Borrower or Holdings and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (y) on the ability of any Credit Party to perform its obligations hereunder or under any other Credit Document.

“Material Contract” means any contract, or group of related contracts, which represent 5% or greater of the consolidated revenues of Holdings (i) for the most recently ended fiscal year, (ii) for the most recently ended four fiscal quarter period or (iii) in the budget for the current fiscal year delivered pursuant to Section 10.01(f).

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Term Loan Maturity Date or the Revolving Loan Maturity Date, as the case may be.

“Maximum Rate” shall have the meaning provided in Section 14.20.

“MC Admin” shall mean MC Admin Co LLC, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“MC Released Claims” shall have the meaning provided in Section 14.01(c).

“MC Releasees” shall have the meaning provided in Section 14.01(c).

“Minimum Borrowing Amount” shall mean, for Revolving Loans, $100,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form T-2).

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“Mortgaged Property” shall mean any Real Property owned or leased by Holdings or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions during the preceding 5 years.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Necessary Authorizations” shall mean all material authorizations, consents, permits, approvals, waivers, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are required for the transactions contemplated by the Credit Documents and necessary to the conduct of the businesses and the ownership (or lease) of the properties and assets of the Credit Parties.

“Net Cash Proceeds” shall mean for any event requiring a reduction of the Total Revolving Loan Commitment and/or repayment of Term Loans pursuant to Section 6.02, as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by Holdings’ consolidated group or any Subsidiary of Holdings with respect to the fiscal year of Holdings in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which Holdings determines in good faith should be reserved for post-closing adjustments (to the extent Holdings delivers to the Lenders a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Holdings or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Holdings and/or any of its Subsidiaries from such sale or other disposition.

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“Non-Compete Agreements” shall have the meaning provided in Section 7.05(iv).

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Non-Qualifying Party” shall mean any Credit Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Term Note, each Revolving Note, and each Incremental Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 2200 Atlantic Street, 5th Floor, Stamford CT 06902, Attention: Jonathan Tunis and Purvang Desai or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document including any Cash Management Products and Services, Lender-Provided Interest Rate Protection Agreement or Lender-Provided Other Hedging Agreements (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of Holdings or any of its Subsidiaries, whether or not allowed in such case or proceeding); provided that the aggregate amount of Lender-Provided Interest Rate Protection Agreement and Lender-Provided Other Hedging Agreements included in the Obligations shall not exceed $1,000,000 in the aggregate at any time.

“OFAC” shall mean the U.S. Treasury Department’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OID” shall have the meaning assigned in Section 2.01(b)(ii).

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“Ordinary Course of Business” shall mean, with respect to Credit Party, the ordinary course of such Credit Party’s business as conducted on the Closing Date or any business that is reasonably related, similar, complementary, ancillary to or a reasonable extension, development or expansion of its business.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Other Hedging Agreements.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Parent” shall have the meaning provided in the first paragraph of this Agreement.

“Participant” shall have the meaning provided in Section 3.04(a).

“Participant Register” shall have the meaning provided in Section 14.04(e).

“Payment Office” shall mean the office of the Administrative Agent located at 2200 Atlantic Street, 5th Floor, Stamford CT 06902 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

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“Permitted Acquisition” shall mean the acquisition by the Parent (or a Wholly-Owned Domestic Subsidiary of the Parent which is a Credit Party) of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into Parent (so long as the Parent is the surviving corporation) or a Wholly-Owned Domestic Subsidiary of Parent which is a Credit Party (so long as the Credit Party is the surviving corporation)), provided that (in each case) (A) the consideration paid or to be paid by the Parent or such Wholly-Owned Domestic Subsidiary consists solely of cash (including proceeds of Revolving Loans), Holdings Common Stock, Qualified Preferred Stock, the issuance or incurrence of Indebtedness otherwise permitted by Section 11.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 11.04, (B) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person unless either (x) such Acquired Entity or Business owns 100% of the Equity Interests of such other Person or (y) if such Acquired Entity or Business owns Equity Interests in any other Person which is a Non-Wholly Owned Subsidiary of such Acquired Entity or Business, (1) such Acquired Entity or Business shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, and (2) any such Non-Wholly Owned Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly Owned Subsidiary of such Acquired Entity or Business prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof, (C) all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States (provided, that the contracted-for performance of services by a Person may occur at a location outside the United States of America, to the extent either (i) the Customer in respect of such services is the United States, any state or any department, agency or instrumentality of any of them or (ii) the Customer in respect of such services is disclosed in advance to Administrative Agent, and such Customer(s) are satisfactory to Administrative Agent), (D) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 11.15 and (E) all requirements of Sections 10.16, 11.02 and 11.16 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Acquisition Basket Amount” shall mean $75,000,000 during the term of this Agreement.

“Permitted Cure Securities” shall mean any Holdings Common Stock issued pursuant to the Cure Right.

“Permitted Discretion” shall mean, with respect to any Person, a determination or judgment made by such Person in the exercise of reasonable (in the business of secured asset-based lending) credit or business judgment and in good faith.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Liens” shall have the meaning provided in Section 11.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

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“Plan” shall mean any plan as defined in Section 3(3) of ERISA , which is contributed to by any Borrower or any ERISA Affiliate or any such plan to which any Borrower or an ERISA Affiliate is required to contribute (other than a Multiemployer Plan).

“Platform” shall have the meaning assigned in Section 10.01.

“Pledge Agreement” shall have the meaning provided in Section 7.11.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“PNC Bank” shall have the meaning assigned in the first paragraph of this Agreement.

“Post-Closing Period” shall have the meaning assigned in Section 10.16(a).

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.

“Prepayment Premium” shall have the meaning provided in Section 5.02(a).

“primary obligations” shall have the meaning provided in the definition of “Contingent Obligation”.

“primary obligor” shall have the meaning provided in the definition of “Contingent Obligation”.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Permitted Acquisition then being consummated as well as any other Permitted Acquisition if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition then being effected, with the following rules to apply in connection therewith:

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(i)          all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination (and thereafter, in the case of projections pursuant to Section 10.16(a)) and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination (and thereafter, in the case of projections pursuant to Section 10.16(a));

(ii)         all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii)        in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to Sections 10.16(a) only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period but without taking into account any pro forma cost savings and expenses in an amount not to exceed 15% of the then Acquired EBITDA of the prospective Acquired Entity or Business, so long as the foregoing is verified by a third-party independent accounting firm reasonably acceptable to the Administrative Agent.

“Projections” shall mean the 2015-2020 financial projections that were prepared by or on behalf of the Administrative Borrower in connection with the Transaction and most recently delivered to the Administrative Agent and the Lenders prior to the Closing Date.

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“Properly Contested” shall mean, in the case of any amount of any Borrower that is not paid as and when due or payable by reason of such Borrower’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such amount is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Borrower has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such amount will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Borrower; (d) no Lien is imposed upon any of such Borrower’s assets with respect to such amount unless such Lien (y) is at all times junior and subordinate in priority to the Liens in favor of the Collateral Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such amount results from, or is determined by the entry, rendition or issuance against such Borrower or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Public Lender” shall have the meaning assigned in Section 10.01.

“Qualified ECP Loan Party” shall mean each Credit Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Preferred Stock” shall mean any Preferred Equity of Holdings so long as the terms of any such Preferred Equity (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to six months following the Maturity Date, (w) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement or any other agreement or contract of Holdings or any of its Subsidiaries, (x) do not contain any covenants (other than periodic reporting requirements), (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of Holdings, or liquidations involving Holdings, and (z) are otherwise reasonably satisfactory to the Administrative Agent.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Closing Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Collateral Agent hereunder.

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“Recipient” shall mean (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Holdings or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 10.03.

“Refinancing” shall mean the refinancing transactions described in Sections 7.07(a) and (b).

“Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other documents and agreements entered into in connection with the Refinancing.

“Register” shall have the meaning provided in Section 14.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Released Claims” shall have the meaning provided in Section 13.02(c).

“Releasees” shall have the meaning provided in Section 13.02(c).

“Replaced Lender” shall have the meaning provided in Section 2.13.

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“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Compliance Event” shall mean that any Covered Entity (x) becomes a Sanctioned Person, or (y) is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or (z) has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual violation of any Anti-Terrorism Law in a manner (with respect to any violation under this clause (z)) that could reasonably be expected to have a Material Adverse Effect.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of Letter of Credit Outstandings at such time) represents at least 66 2/3% of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total Letter of Credit Outstandings at such time).

“Required Prepayment Date” shall have the meaning assigned to such term in Section 6.02(l).

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Reserves” means, as of any date of determination, such amounts (including, without limitation, the amount of any Cash Management Products and Services Reserves, and Hedge Agreement Reserves) as the Collateral Agent may from time to time establish in its reasonable credit judgment, exercised in good faith (a) to reflect events, conditions, contingencies or risks which (i) adversely affect any Collateral or the Collateral Agent or Administrative Agent’s access thereto, or (ii) adversely affect the priority, perfection or enforceability of any of the security interests of the Collateral Agent, Administrative Agent or any Lender in the Collateral, or (b) in respect of any state of facts which the Collateral Agent or Administrative Agent reasonably determine to constitute a Default or an Event of Default. The amount of any Reserve established by the Collateral Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by the Collateral Agent in its reasonable credit judgment, exercised in good faith. Absent an Event of Default, imposition of any of the foregoing Reserve shall require three (3) Business Days prior notice to the Administrative Borrower and the Administrative Agent by the Collateral Agent.

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“Restricted” shall mean, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings or of any such Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by Holdings or such Subsidiary.

“Returns” shall have the meaning provided in Section 9.09.

“Revolving Loan” shall have the meaning provided in Section 2.01(c).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 14.04(b).

“Revolving Loan Maturity Date” shall mean November 23, 2020.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Scheduled Repayment” shall have the meaning provided in Section 6.02(b).

“Scheduled Repayment Date” shall have the meaning provided in Section 6.02(b).

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“SEC” shall have the meaning provided in Section 10.01(i).

“Second Period” shall have the meaning provided in Section 5.02(a)(ii).

“Section 6.04(c)(ii) Certificate” shall have the meaning provided in Section 6.04(c)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents and includes any Lender to whom any Cash Management Liabilities or Hedge Liabilities are owed.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 7.12.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document; provided, that any cash collateral or other agreements entered into pursuant to the Letter of Credit Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Section 11.01(iv) and (y) the term “Credit Documents” as used in Sections 11.04(i), 11.13 and 14.01.

“Senior Secured Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Senior Secured Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Senior Secured Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of any calculation of the Senior Secured Leverage Ratio pursuant to Section 10.16(a) only, Consolidated Senior Secured Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Shareholders’ Agreements” shall have the meaning provided in Section 7.05(ii).

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subordinated Debt” shall mean any unsecured Indebtedness of a Credit Party incurred from time to time that is subordinated in right of payment to the Obligations on terms and conditions acceptable to the Administrative Agent and that (i) is only guaranteed by a Credit Party, (ii) is not subject to scheduled amortization, redemption, sinking fund or similar payment, does not have a final maturity and does not require any cash interest or other cash payments, in each case, on or before the date that is six months after the Obligations are indefeasibly paid in full, (iii) does not include any covenant or similar agreement and (iv) contains deep subordination (including permanent payment blocks and permanent blocks on enforcing rights and remedies) and turnover provisions and shall not have any cross default or cross acceleration provisions, as the same may be modified, amended or supplemented from time to time pursuant to the terms hereof and thereof.

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“Subordinated Debt Documents” shall mean all documents, agreements or instruments executed and delivered with respect to any Subordinated Debt, all of the foregoing in form and substance reasonable acceptable to the Administrative Agent.

“Subordinated Provisions” shall have the meaning provided in Section 12.11(i).

“Subsidiaries Guaranty” shall have the meaning provided in Section 7.10(a).

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings and any predecessors of such Subsidiary or Subsidiaries. For purposes of all representations and warranties made under this Agreement and the other Credit Documents as of the Closing Date, unless otherwise specifically stated herein or therein, such representations and warranties shall be deemed to be made immediately following the consummation of the Acquisition and, as a result, Parent and its Subsidiaries shall be Subsidiaries of Holdings for purposes of such representations and warranties.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of Holdings, each Subsidiary of Holdings which, directly or indirectly, owns any Equity Interests in Parent, the Administrative Borrower or Access and, to the extent required by Section 10.17 pursuant to such change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, each Foreign Subsidiary of Holdings (in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date), unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

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“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Protection Agreement, or a Lender-Provided Other Hedge Agreement.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” (or “Tax” as the context may require) means any taxes, charges, fees, levies, penalties or other assessments imposed by any Taxing Authority, including, income, premium, excise, property, sales, use, value added, goods and services, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions to tax attributable thereto.

“Taxing Authority” means any Governmental Authority with the authority to impose Tax.

“Term Loan” shall have the meaning provided in Section 2.01(a).

“Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Term Loan Commitment,” as the same may be terminated pursuant to Sections 4.03 and/or 11.

“Term Loan Maturity Date” shall mean November 23, 2020.

“Term Note” shall have the meaning provided in Section 2.05(a).

“Test Period” shall mean each period of four consecutive fiscal quarters of Holdings then last ended, in each case taken as one accounting period; provided that in the case of any Test Period which includes any fiscal quarter ended on or prior to the Effective Date, the rules set forth in the immediately succeeding sentence shall apply; provided further, that in the case of determinations of the Senior Secured Leverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the proviso to the definition of the “Senior Secured Leverage Ratio” contained herein shall be made to the extent applicable. If the respective Test Period (i) includes the fiscal quarter of Holdings ended December 31, 2014, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $5,033,000, and (y) Fixed Charges for such fiscal quarter shall be deemed to be $2,650,300, (ii) includes the fiscal quarter of Holdings ended March 31, 2015, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $4,627,000, and (y) Fixed Charges for such fiscal quarter shall be deemed to be $3,273,000, (iii) includes the fiscal quarter of Holdings ended June 30, 2015, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $5,507,000, and (y) Fixed Charges for such fiscal quarter shall be deemed to be $3,145,000, (iv) includes the fiscal quarter of Holdings ended September 30, 2015, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $4,828,000, and (y) Fixed Charges for such fiscal quarter shall be deemed to be $4,145,000, and (v) includes the fiscal quarter of Holdings ended December 31, 2015, (x) Consolidated EBITDA for such fiscal quarter shall be the actual Consolidated EBITDA for such fiscal quarter, and (y) Fixed Charges shall be deemed to be the sum of (1) actual Fixed Charges, other than Consolidated Interest Expense, for such fiscal quarter plus (2) actual Consolidated Interest Expense for the period from and including the Closing Date to and including the last day of such fiscal quarter multiplied by a fraction the numerator of which is the number of days in said fiscal quarter and the denominator of which is the number of days in said fiscal quarter from and including the Closing Date.

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“Third Period” shall have the meaning provided in Section 5.02(a)(iii).

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., Term Loans and Revolving Loans.

“Transaction” shall mean, collectively, (i) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documents, (ii) the consummation of the Refinancing, (iii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Closing Date and the use of proceeds thereof, and (iv) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UCP” shall have the meaning assigned in Section 3.01(a).

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Total Revolving Loan Commitment minus the Letter of Credit Outstandings, minus (b) the sum of (i) the outstanding amount of Revolving Loans plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding beyond sixty (60) days or more past their due date, unless the payment of any such past due amount is being Properly Contested, in which case such past due amount shall not be included in the calculation of all such past due amounts under this clause (ii), plus (iii) fees and expenses incurred in connection with the Transactions for which the Borrowers are liable but which have not been paid or charged to the Borrowers’ account by the Collateral Agent as permitted hereunder.

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“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 6.02(l).

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of a Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than any Borrower and its Subsidiaries under applicable law).

“Yield Differential” shall have the meaning assigned in Section 2.01(b)(ii).

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SECTION 2.          Amount and Terms of Loans.

2.01.      The Loans.

(a)          Subject to and upon the terms and conditions set forth herein, each Lender with a Commitment severally agrees to make a term loan (a “Term Loan” and, collectively, the “Term Loans”) to the Initial Borrower (which shall be immediately assumed by the Borrowers), which Term Loans (i) shall be incurred pursuant to a single drawing on the Closing Date, (ii) shall be denominated in Dollars, and (iii) shall be made by each such Lender in that aggregate principal amount which does not exceed the Commitment of such Lender on the Closing Date. Once repaid, Term Loans incurred hereunder may not be reborrowed. All references herein to a “Term Loan” or “Term Loans”, to “principal” or the “principal amount” of any Term Loan or Term Loans and other terms of like import shall mean Term Loans incurred by the Initial Borrower, minus repayments and prepayments of Term Loans pursuant to this Agreement.

(b)          Incremental Facility. (i) The Administrative Borrower may at any time or from time to time, in accordance with and subject to the terms of this Agreement, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of loans (other than Revolving Loans) (each of which shall be deemed separate and independent tranches from the Loans and from each other such additional tranche of loans unless such additional tranche of loans has terms identical in all respects to the Loans or any other then existing tranche of additional term loans) to be funded in Dollars (the “Incremental Loans”); provided that (x) at the time of any such request no Default or Event of Default shall exist and at the time that any such Incremental Loan is made and, after giving effect thereto, no Default or Event of Default shall exist, (y) each tranche of Incremental Loans shall be in an aggregate principal amount that is not less than $10,000,000 (and in minimum increments of $5,000,000 in excess thereof), and the aggregate principal amount of all Incremental Loans funded pursuant to this Section 2.01(b) shall not exceed $90,000,000, and (z) each Borrower shall be in compliance with the financial covenants contained in Sections 11.08 through 11.10, inclusive, on a Pro Forma Basis after giving effect to the proposed Incremental Loan and the Permitted Acquisitions, if any, funded thereby. Holdings shall deliver to Administrative Agent, prior to the effectiveness of any Incremental Loan Commitment, a certificate of an Authorized Officer of Holdings certifying that the condition set forth clause (z) in the immediately preceding sentence is satisfied after giving effect to any such Incremental Loan Commitment and containing reasonably detailed calculations.

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(ii)          The Incremental Loans (v) shall rank pari passu or junior in right of payment and of security with the Loans (including, without limitation, with respect to voluntary prepayments and mandatory prepayments), (w) shall not mature earlier than the Maturity Date, (x) shall not have a shorter weighted average life to maturity than the Loans, (y) shall have an amortization schedule (subject to the immediately preceding clause (x)), interest rate margin, rate floors, fees, premiums and funding discounts as determined by the Administrative Borrower and the Lenders funding the applicable Incremental Loans; provided that in the event that the initial yield for any Incremental Loans is greater than the then-applicable yield for any Loan (such excess yield, the “Yield Differential”), then the Margins for all such Loans shall be increased by an amount equal to the Yield Differential (expressed as a positive number); provided, further, that in determining any yield applicable to the Loans and the Incremental Loans, respectively, underlying interest rate indices, interest rate margins, upfront fees (which shall be deemed, solely for purposes of this provision, to constitute like amounts of original issue discount (“OID”)) payable by the Borrowers to the Lenders of the applicable Loans or the Incremental Loans, and rate floors, shall be included (with deemed OID being equated to interest based on an assumed four-year life to maturity) and customary arrangement or structuring fees payable to the Administrative Agent (or its Affiliates) in connection with the applicable Loans or the Incremental Loans shall be excluded, and (z) may otherwise have terms and conditions different from those of the Term Loan (but subject, in any event, to the terms and provisions of this Agreement pertaining to Incremental Loans); provided that if any such differences are materially more favorable to the Incremental Loans versus the Loan, such differences shall be subject to the consent of the Administrative Agent.

(iii)         Incremental Loan Commitments shall become commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by each Borrower, each Lender agreeing to provide such Incremental Loan Commitment, and the Administrative Agent; provided that such Incremental Amendment shall not be effective prior to the date that is ten (10) Business Days (or such shorter period as agreed to by the Administrative Agent) from the date Administrative Agent first receives the notice required pursuant to Section 2.01(b)(i). Each Lender providing an Incremental Loan Commitment shall be subject to approval of the Administrative Agent in its sole discretion. The Incremental Amendment may, subject to Section 2.01(b)(ii), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Administrative Borrower, to effect the provisions of this Section 2.01(b). The effectiveness of any Incremental Amendment (and the funding of Incremental Loans thereunder) shall be subject to the satisfaction on the date thereof (and the date of funding such Incremental Loans) of (w) such conditions as the parties thereto shall agree, (x) the terms of this Section 2.01(b) in respect of the Incremental Loan Commitments then being requested and the applicable Incremental Loans then being funded and after giving effect thereto, (y) the truth and correctness in all material respects (or in any respect if such representation or warranty contains any materiality qualifier, including references to “material,” “Material Adverse Effect” or dollar thresholds) of any representation or warranty by the Borrowers contained herein or in any other Credit Document as of such date (or as of a specific earlier date if such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this document) after giving effect to the creation of the applicable Incremental Loan Commitments and the funding of the applicable Incremental Loans and (z) the absence of any Default or Event of Default having occurred and continuing or resulting from the creation of the applicable Incremental Loan Commitments and the funding of the applicable Incremental Loans. The Borrowers will use the proceeds of the Incremental Loans solely to finance Permitted Acquisitions (including fees, costs, expenses, “earn-outs” and similar deferred payment obligations in connection therewith even if, in the case of “earn-outs” and similar deferred payment obligations, such payments are made subsequent to the consummation of such Permitted Acquisitions). In the event any Incremental Loans are made, such Incremental Loans shall mature and be repaid in amounts and on dates as agreed between the Administrative Borrower and the relevant Lenders of such Incremental Loans in the applicable Incremental Amendment, subject to the requirements set forth in Section 2.01(b)(ii). Amounts paid or prepaid on account of any Incremental Loans may not be reborrowed. This Section 2.01(b)(iii) shall supersede any provisions in Section 14.12 to the contrary.

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(iv)        The existing Lenders may, but shall not be obligated to, participate in any Incremental Loan on a pro rata basis. Each existing Lender will be deemed to have declined participation in such Incremental Loan unless such Lender affirmatively elects in writing to participate within 5 Business Days following receipt of a request for participation. To the extent the existing Lenders decline to provide the entire amount of such Incremental Loan, the Borrowers may invite other parties to participate as Lenders; provided each Lender providing any portion of any Incremental Loan shall be subject to approval of the Administrative Agent (not to be unreasonably withheld or delayed).

(c)          Subject to and upon the terms and conditions set forth herein, each RL Lender severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers in aggregate amounts not to exceed at any time outstanding the amount of such RL Lender’s Revolving Loan Commitment; provided, however, that the aggregate principal amount of all Revolving Loans outstanding at any time shall not exceed the lesser of (x) the difference between the Total Revolving Loan Commitment, less the Letter of Credit Outstandings or (y) an amount equal to the sum of: (i) up to 85% (the “Advance Rate”) of Eligible Receivables, plus (ii) up to 100% of Unrestricted cash on deposit in the Borrowers’ accounts with Collateral Agent, minus (iii) the Letter of Credit Outstandings, minus (iv) Reserves. The amount derived from the sum of (x) Sections 2.01(c)(y)(i) and (ii), minus the sum of (y) Section 2.01(c)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Formula Amount”. The Advance Rates may be increased or decreased by Collateral Agent at any time and from time to time in its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict advances requested by the Borrowers. Prior to the occurrence and continuation of an Event of Default, Collateral Agent and Administrative Agent shall give the Administrative Borrower three (3) Business Days prior written notice of its intention to decrease the Advance Rates.

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(i)          The Revolving Loans (x) shall be denominated in Dollars, (y) shall, at the option of the Administrative Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, and (z) may be repaid and reborrowed in accordance with the provisions hereof.

2.02.         Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than six Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans.

2.03.         Notice of Borrowing. (a) Whenever the Borrowers desire to incur (x) Eurodollar Loans hereunder, the Administrative Borrower shall give the Administrative Agent at the Notice Office and the Collateral Agent at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder, the Administrative Borrower shall give the Administrative Agent at the Notice Office and the Collateral Agent at least the same Business Day’s prior notice of each Base Rate Loan to be incurred hereunder on such Business Day, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 10:00 A.M. (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Term Loans or Revolving Loans, (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto, and (v) in the case of a Borrowing of Revolving Loans the proceeds of which are to be utilized to finance, in whole or in part, a Permitted Acquisition (or to pay any fees and expenses incurred in connection therewith), the amount of the Total Unutilized Revolving Loan Commitment after giving effect to such Borrowing. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

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(b)          Without in any way limiting the obligation of the Administrative Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Collateral Agent or the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Collateral Agent or Administrative Agent in good faith to be from an Authorized Officer of the Administrative Borrower, prior to receipt of written confirmation. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

(c)          During any time when springing cash dominion is in effect pursuant to Section 10.21, the Lenders and each Borrower hereby authorizes Collateral Agent, at Administrative Agent’s direction, to, and Collateral Agent shall, at Administrative Agent’s direction, from time to time, charge the account of each Borrower with any amount due and payable by such Borrower or any other Credit Party under any Credit Document (specifically including any amount required to be paid hereunder by the Borrowers as a principal payment, as cash collateralization or as interest, fees or other charges hereunder and any amount required to be paid hereunder or under any other Credit Documents by such Borrower or any other Credit Party to reimburse Administrative Agent or Collateral Agent for the expenditure of any amount by such agent in performance of any covenants of such Borrower or such Credit Party under any Credit Document). Each of the Lenders and each Borrower agrees that Collateral Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 8 have been satisfied. Any amount charged to the account of a Borrower shall be deemed a Revolving Loan hereunder requested by a Borrower and made by the applicable Lenders to a Borrower as a Base Rate Loan, funded by Collateral Agent on behalf of the applicable Lenders and subject to Section 2 of this Agreement and the obligations of Lenders thereunder. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Obligations. The Lenders and each Borrower confirms that any charges which Collateral Agent may so make to the account of any Borrower as herein provided will be made as an accommodation to such Borrower and solely at Collateral Agent’s discretion; provided that, for the avoidance of doubt, Collateral Agent shall from time to time upon the request of the Administrative Agent, charge the account of a Borrower with any amount due and payable under any Credit Document. In addition, Collateral Agent may, at Administrative Agent’s direction, charge any such Obligations for any such amounts then due and payable by a Borrower or any other Credit Party under any Credit Document against any operating, investment or other account of any Borrower maintained with Collateral Agent or any of its Affiliates.

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2.04.         Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to a Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders; provided that, if, on the date of a Borrowing of Revolving Loans, there are Unpaid Drawings then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, and second, to such Borrower as otherwise provided above. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to a Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Administrative Borrower and such applicable Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or any Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from a Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05.         Notes. (a) The Borrowers’ obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (iii) in the case of Incremental Loans, by a promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each, an “Incremental Note” and, collectively, the “Incremental Notes”).

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(b)          Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect each Borrower’s obligations in respect of such Loans.

(c)          Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrowers shall affect or in any manner impair the obligations of each Borrower to pay the Loans (and all related Obligations) incurred by the Borrowers which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, each Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06.         Conversions. The Administrative Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Administrative Borrower by giving the Administrative Agent at the Notice Office prior to 10:00 A.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, two Business Days’ prior notice and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, prior notice, which may be provided on the same day as the conversion (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

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2.07.       Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments or Revolving Loan Commitments, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08.       Interest. (a) The Borrowers agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the greater of (x) the Base Rate, as in effect from time to time, and (y) 2.00%.

(b)          The Borrowers agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the greater of (x) the Eurodollar Rate for such Interest Period and (y) 1.00%.

(c)          Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand. Amounts payable under this clause (c) shall not accrue if interest is accruing under clause (f) below.

(d)          Accrued (and theretofore unpaid) interest shall be payable in respect of each Loan (x) quarterly in arrears on the applicable Quarterly Payment Date (it being understood and agreed that such amount shall be calculated through the end of such calendar quarter even if such Quarterly Payment Date is prior to the end of such calendar quarter), (y) on the date of any repayment or prepayment in full of all outstanding Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

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(e)          Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Administrative Borrower and the applicable Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(f)          Automatically upon the occurrence of any Event of Default set forth in Section 12.05, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder and, to the extent permitted by law, overdue interest in respect of all interest due and payable on such Obligations, in each case, at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to the Loans from time to time. Interest that accrues under this Section 2.08(f) shall be payable in cash on demand.

2.09.       Interest Periods. At the time the Administrative Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Administrative Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Administrative Borrower, be a one, two, three, six or, to the extent approved by each Lender with Loans and/or Commitments under the relevant Tranche, twelve month period, provided that (in each case):

(i)          all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)         the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)        if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)        if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

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(v)         unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence;

(vi)        no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans;

(vii)       no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans, as the case may be, will be required to be made under Section 6.02(b), as the case may be, if the aggregate principal amount of such Term Loans, as the case may be, which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans, as the case may be, then outstanding less the aggregate amount of such required repayment; and

(viii)      no more than five Borrowings of Revolving Loans maintained as Eurodollar Loans may be outstanding at any time.

If by 10:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Administrative Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrowers shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10.       Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)          on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

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(ii)         at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in law which subjects any Lender to any Taxes (other than Indemnified Taxes or Excluded Taxes) in respect of payments of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market (including that the Eurodollar Rate with respect to such Eurodollar Loan does not adequately and fairly reflect the cost to such Lender of funding such Eurodollar Loan); or

(iii)        at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Administrative Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Administrative Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrowers (y) in the case of clause (ii) above, each Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Administrative Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)          At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrowers may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrowers shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Administrative Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

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(c)          If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then each Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Administrative Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish such Borrower’s obligation to pay additional amounts pursuant to this Section 2.10(c) upon the subsequent receipt of such notice.

(d)          Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender notifies the Administrative Borrower of the change or changes specified in this Section 2.10 giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

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2.11.       Compensation. Each Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by any Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 6.01, Section 6.02 or as a result of an acceleration of the Loans pursuant to Section 12) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Administrative Borrower; or (iv) as a consequence of (x) any other default by the Borrowers to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12.       Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 6.04 with respect to such Lender, it will, if requested by the Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.10, 3.06 and 6.04.

2.13.       Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 6.04 with respect to any Lender which results in such Lender charging to a Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrowers shall have the right, in accordance with Section 14.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent (and the Collateral Agent, in the case of any replacement RL Lender) or, in the case of a replacement as provided in Section 14.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:

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(a)          at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said Section 14.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrowers, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans of any Tranche, the outstanding Term Loans of the respective Tranche or Tranches with respect to which such Lender is being replaced) of, and in each case (except for the replacement of only the outstanding Term Loans of any or all Tranches of Term Loans of the respective Lender) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Sections 4.01 and 5.02, and (y) except in the case of the replacement of only the outstanding Term Loans of one or more Tranches of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender; and

(b)          all obligations of the Borrowers then owing to the Replaced Lender (other than those (a) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

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Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 14.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 14.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 6.04, 13.06, 14.01 and 14.06), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

SECTION 3.         Letters of Credit.

3.01.      Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Administrative Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Closing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, for the account of the Borrowers and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrowers or any of their Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuing Lender, and each trade Letter of Credit shall be subject to the UCP. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Loans and shall bear interest at the rate applicable to Revolving Loans in accordance with Section 4.01. Letters of Credit that have not been drawn upon shall not bear interest.

(b)          Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Application, issue for account of the Borrowers, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

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(i)          any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it;

(ii)         the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally; or

(iii)        such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(c)          Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by the Issuing Lender’s interpretations (based on its commercially reasonable judgment) of any Letter of Credit issued on behalf of such Borrower and by the Issuing Lender’s written regulations and customary practices relating to letters of credit, though the Issuing Lender’s interpretations may be different from the interpretations of a Borrower. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final nonappealable judgment), none of the Issuing Lender, the Collateral Agent or the Administrative Agent shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any instructions of the Borrower or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(d)          In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

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3.02.       Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $3,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans then outstanding, the lesser of (A) an amount equal to the Total Revolving Loan Commitment at such time and (B) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.01(c)(y)(iii)), and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the Issuing Lender) and (B) ten Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Revolving Loan Maturity Date.

3.03.       Letter of Credit Applications; Minimum Stated Amount. (a) Whenever the Borrowers desire that a Letter of Credit be issued for their account, the Administrative Borrower shall deliver to the Administrative Agent at the Payment Office, the Collateral Agent and the respective Issuing Lender, prior to 10:00 a.m., at least five Business Days prior to the issuance date (or such shorter period as is acceptable to such Issuing Lender in writing), the Issuing Lender’s form of letter of credit application (the “Letter of Credit Application”), completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. The Administrative Borrower shall authorize and direct the Issuing Lender to name it as the “Applicant” or “Account Party” of each Letter of Credit. If the Collateral Agent is not the Issuing Lender of any Letter of Credit, the Administrative Borrower shall authorize and direct the Issuing Lender to deliver to the Administrative Agent all instruments, documents, and other writings and property received by the Issuing Lender pursuant to the Letter of Credit and to accept and rely upon the Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

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(b)          The making of each Letter of Credit Application shall be deemed to be a representation and warranty by each Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from the Administrative Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 7 or 8 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrowers in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Administrative Borrower, the Administrative Agent, and the Collateral Agent in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent and the Collateral Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent and the Collateral Agent with a written (including via facsimile) report of the daily aggregate outstanding of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to any RL Lender, no Issuing Lender shall be required to issue, renew, extend or amend any Letter of Credit, unless such Issuing Lender has entered into arrangements satisfactory to it and the Administrative Borrower to eliminate such Issuing Lender’s risk with respect to each Defaulting Lender’s participation in Letters of Credit issued by such Issuing Lender (which arrangements are hereby consented to by the Lenders), including by cash collateralizing each Defaulting Lender’s RL Percentage of the Letter of Credit Outstandings with respect to such Letters of Credit, in an amount equal to one hundred and five percent (105%) of the Letter of Credit Outstandings (such arrangements, the “Letter of Credit Back-Stop Arrangements”)

(c)          The initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04.       Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13 or 14.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

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(b)          In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)          In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrowers shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds, whereupon such Participants shall (subject to Section 3.04(d)) each be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in that amount. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender by no later than 2:00 p.m. (New York City time) with respect to any Letter of Credit on the Drawing Date, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The Administrative Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Administrative Agent to give any such notice on the Drawing Date or in sufficient time to enable any RL Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 3.04(c) provided that such Lender shall not be obligated to pay interest as provided in Section 4.01 until and commencing from the date of receipt of notice from the Administrative Agent of a drawing. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment. Each RL Lender’s payment to the Issuing Lender pursuant to this Section 3.04(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Revolving Loan” from such Lender in satisfaction of its Revolving Loan Commitment under this Section 3.04.

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(d)          With respect to any unreimbursed drawing that is not converted into a Revolving Loan to the Borrowers in whole or in part as contemplated by Section 3.05(a), because of the failure of the Borrowers to satisfy the conditions set forth in Sections 7 or 8 (other than any notice requirements) or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the currency in which such Letter of Credit is denominated in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum equal to the interest rate on Revolving Loans that are Base Rate Loans.

(e)          Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(f)          If the Issuing Lender is required at any time to return to the Borrowers or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Event, any portion of the payments made by a Borrower to the Issuing Lender pursuant to Section 3.05 in reimbursement of a payment made under any Letter of Credit or interest or fee thereon, each RL Lender shall, on demand of the Issuing Lender, forthwith return to the Issuing Lender the amount of its applicable pro rata share of any amounts so returned by the Issuing Lender plus interest at the Federal Funds Rate.

(g)          Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(h)          The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)          any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

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(ii)         the existence of any claim, setoff, defense or other right which Holdings or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Collateral Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Holdings or any Subsidiary of Holdings and the beneficiary named in any such Letter of Credit);

(iii)        any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)        the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; and

(v)         the occurrence of any Default or Event of Default.

(i)          Each Participant’s Revolving Loan Commitment shall continue until the last to occur of any of the following events: (x) the Issuing Lender ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncanceled and (z) all Secured Parties have been fully reimbursed for all payments made under or relating to Letters of Credit.

3.05.       Agreement to Repay Letter of Credit Drawings. (a) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Administrative Borrower. The Borrowers shall reimburse (such obligation to reimburse the Issuing Lender together with any fees thereon pursuant to Section 4.01 shall be referred to as a “Unpaid Drawing”) the Issuing Lender prior to 12:00 noon (New York City time) on such date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) in an amount and in the currency equal to the amount and currency so paid by the Issuing Lender. In the event the Borrowers fail to reimburse the Issuing Lender for the full amount of any drawing under any Letter of Credit by 12:00 noon (New York City time) with respect to any Letter of Credit on the Drawing Date, the Administrative Agent will promptly notify each RL Lender thereof, and the Administrative Borrower shall be deemed to have requested that a Revolving Loan that is a Base Rate Loan be made by the RL Lenders pursuant to Section 2.01(c) to be disbursed on the Drawing Date under such Letter of Credit. Any notice given by the Administrative Agent pursuant to this Section 3.05(a) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

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(b)          The obligations of the Borrowers under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Holdings or any Subsidiary of Holdings may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrowers shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06.       Increased Costs. (a) If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Administrative Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrowers agree to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Administrative Borrower, which notice shall include a certificate submitted to the Administrative Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrowers.

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(b)          Failure or delay on the part of any Issuing Lender to demand compensation pursuant to this Section 3.06 shall not constitute a waiver of such Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate an Issuing Lender pursuant to this Section 3.06 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Issuing Lender notifies the Administrative Borrower of the change or changes specified in this Section 3.06 giving rise to such increased costs or reductions, and of such Issuing Lender’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.         Commitment Commission; Fees; Reductions of Commitment.

4.01.      Fees. (a) The Borrowers agree to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to ½ of 1% of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b)          The Borrowers agree to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

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(c)          The Borrowers agree to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500, it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d)          The Borrowers agree to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e)          From and after the date hereof and until the Maturity Date, to the Collateral Agent, a monthly collateral management fee of $2,000, payable on the Closing Date and monthly thereafter (on the first day of each month). In addition, fees for field examinations and collateral analyses shall be charged at an additional rate of $850 per day for each person employed to perform such field examinations and collateral analyses, plus expenses and administrative fees; provided, that the frequency of field examinations at Borrowers’ expense (excluding, for the avoidance of doubt, the initial field examination conducted prior to the Closing Date) shall be limited to one (1) time per each twelve-month period following the Closing Date, unless (i) Undrawn Availability is less than $10,000,000 each day for any five (5) day consecutive period or (ii) average Undrawn Availability is less than $10,000,000 for the immediately preceding thirty (30) day period, after which date the frequency of field examinations shall be determined by the Collateral Agent in its reasonable credit judgment exercised in good faith; provided, further, no such limitation on the number of field examinations shall apply if an Event of Default has occurred and is continuing.

(f)          The Borrowers agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by Holdings or any of its Subsidiaries and the Administrative Agent.

4.02.       Voluntary Termination of Revolving Loan Commitments. Upon at least thirty (30) days’ prior written notice to the Administrative Agent at the Notice Office and the Collateral Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Administrative Borrower shall have the right, at any time or from time to time, to terminate the Total Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02, in a minimum amount of $2,000,000 (or greater amount in an integral multiple of $1,000,000 in the case of partial reductions to the Total Revolving Loan Commitment), provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender, and after giving effect to such reduction/termination, so long as Cerberus PNC Senior Loan Fund, L.P. or any Affiliate is holding any portion of the Term Loan, the Total Revolving Loan Commitment shall not be less than $10,000,000.

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4.03.       Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on November 23, 2015, unless the Closing Date has occurred on or prior to such date.

(b)          In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Term Loan Commitment (and the Term Loan Commitment of each Lender) shall terminate in its entirety on the Closing Date (after giving effect to the making of the Term Loans on such date).

(c)          In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment shall terminate in its entirety upon the Revolving Loan Maturity Date.

(d)          In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment shall be permanently reduced from time to time to the extent required by Section 6.02(h).

(e)          Each reduction to, or termination of, the Total Revolving Loan Commitment pursuant to this Section 4.03 shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with a Revolving Loan Commitment.

SECTION 5.          Prepayment Premiums.

5.01.       [Intentionally Omitted].

5.02.       Prepayment Premiums. (a) Upon (x) the occurrence of any voluntary prepayment of all or a portion of the principal of the Term Loans pursuant to Section 6.01 (whether or not a Default exists), (y) repayment of or a distribution in respect of the Term Loans following acceleration thereof pursuant to Section 12 or applicable provisions of the Bankruptcy Code or any other applicable insolvency laws or (z) such amount otherwise becoming or being declared immediately due and payable pursuant to the terms hereof (or upon the occurrence of any prepayment of all or a portion of the principal of the Term Loans pursuant to Section 6.02, but solely to the extent that the action giving rise to such prepayment constitutes a Default hereunder), then, in each such case, in addition to the payment of the principal amount of the Term Loans, accrued and unpaid interest, and Fees, the Borrowers shall pay the following prepayment premium (each a “Prepayment Premium”) to the Lenders:

(i)          if any such prepayment occurs after the Closing Date but prior to or on the last day of the 12th full month following the Closing Date (it being understood that, pursuant to Section 6.01, no voluntary prepayments are permitted during such period) (the “First Period”), the Borrowers shall pay the Lenders a prepayment premium equal to ten percent (10.00%) of the principal amount of the Term Loans prepaid or repaid at such time;

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(ii)         if any such prepayment or repayment occurs after the First Period but prior to or on the last day of the 24th full month following the Closing Date (the “Second Period”), the Borrowers shall pay the Lenders a prepayment premium equal to four percent (4.00%) of the principal amount of the Term Loans prepaid or repaid at such time;

(iii)        if any such prepayment or repayment occurs after the Second Period but prior to or on the last day of the 36th full month following the Closing Date (the “Third Period”), the Borrowers shall pay the Lenders a prepayment premium equal to two and one-half percent (2.50%) of the principal amount of the Term Loans prepaid or repaid at such time;

(iv)        if any such prepayment or repayment occurs after the Third Period but prior to or on the last day of the 48th full month following the Closing Date (the “Fourth Period”), the Borrowers shall pay the Lenders a prepayment premium equal to one percent (1.00%) of the principal amount of the Term Loans prepaid or repaid at such time;

(v)         if any such prepayment or repayment occurs after the Fourth Period, the Borrowers shall not be obligated to pay any prepayment premium.

(b)          Each Borrower agrees that the premiums required under this Section 5.02 are a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from a prepayment of any Loan. All prepayment premiums under this Section 5.02 shall be in addition to all other amounts which may be due to the Lenders from time to time pursuant to the terms of this Agreement and the other Credit Documents. All of the Loans shall be subject to the prepayment premiums set forth in this Section 5.02 and the payment of one prepayment premium on a portion of the Loans shall not excuse or reduce the payment of a premium on any subsequent prepayment or repayment of the Loans.

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SECTION 6.          Prepayments; Payments; Taxes.

6.01.       Voluntary Prepayments. The Borrowers shall have the right to prepay the Loans, subject to the Prepayment Premium, if applicable, in whole or in part at any time and from time to time on and after the first anniversary of the Closing Date on the following terms and conditions: (i) the Administrative Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office (x) in the case of Revolving Loans, at least three Business Days’, and in the case of Term Loans, at least thirty days’, prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (y) in the case of Revolving Loans, at least three Business Days’, and in the case of Term Loans, at least thirty days’, prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether Term Loans or Revolving Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 6.01 shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), and (y) each partial prepayment of Revolving Loans pursuant to this Section 6.01 shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Administrative Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 6.01 in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Administrative Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 6.01, such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) each voluntary prepayment of Term Loans pursuant to this Section 6.01 shall be applied to the Term Loans on a pro rata basis; and (v) each prepayment of Term Loans pursuant to this Section 6.01 shall reduce the then remaining Scheduled Repayments of the Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment after giving effect to all prior reductions thereto).

6.02.       Mandatory Repayments. (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date) and (II) the aggregate amount of all Letter of Credit Outstandings exceeds the Formula Amount at such time, the Borrowers shall prepay on such day the principal of Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Formula Amount at such time, the Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrowers to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

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(b)          In addition to any other mandatory repayments pursuant to this Section 6.02, on each date set forth or otherwise described below (each, a “Scheduled Repayment Date”), the Borrowers shall be required to repay the percentage of the original principal amount of Term Loans, to the extent Term Loans are then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 6.01 or 6.02(h), a “Scheduled Repayment”):

Scheduled Repayment Date	Percentage

The last Business Day of each fiscal quarter of Holdings, beginning on the last Business Day of the fiscal quarter ending December 31, 2015 through the last Business Day of the fiscal quarter ending September 30, 2016	0.625%

The last Business Day of each fiscal quarter of Holdings, beginning on the last Business Day of the fiscal quarter ending December 31, 2016 through the last Business Day of the fiscal quarter ending September 30, 2017	1.250%

The last Business Day of each fiscal quarter of Holdings, beginning on the last Business Day of the fiscal quarter ending December 31, 2017 through the last Business Day of the fiscal quarter ending September 30, 2018	1.750%

The last Business Day of each fiscal quarter of Holdings, beginning on the last Business Day of the fiscal quarter ending December 31, 2018 through the last Business Day of the fiscal quarter ending September 30, 2019	2.500%

Maturity Date	75.500%

(c)          [Intentionally Omitted].

(d)          In addition to any other mandatory repayments or commitment reductions pursuant to this Section 6.02, on each date on or after the Closing Date upon which Holdings or any of its Subsidiaries receives (x) any cash proceeds from any issuance or incurrence by Holdings or any of its Subsidiaries of Indebtedness (other than Indebtedness to be incurred pursuant to Section 11.04) or (y) any Cure Amount, an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness or Cure Amount shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 6.02(h) and (i).

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(e)          In addition to any other mandatory repayments or commitment reductions pursuant to this Section 6.02, on each date on or after the Closing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Asset Sale (or other sale or disposition of assets pursuant to Sections 11.02(vi) or (xii)), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 6.02(h) and (i); provided, however, that such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and such Net Sale Proceeds shall be used to purchase assets (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 11.15 within 360 days following the date of such Asset Sale (or other sale or disposition of assets pursuant to Sections 11.02(vi) or (xii)), and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 6.02(e) are not so reinvested within such 360-day period (or such earlier date, if any, as Holdings or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale (or other sale or disposition of assets pursuant to Sections 11.02(vi) or (xii)) as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 6.02(e) without regard to the preceding proviso.

(f)          In addition to any other mandatory repayments or commitment reductions pursuant to this Section 6.02, on each Excess Cash Payment Date, an amount equal to the Excess Cash Percentage of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 6.02(h) and (i).

(g)          In addition to any other mandatory repayments or commitment reductions pursuant to this Section 6.02, on each date on or after the Closing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $1,000,000), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 6.02(h) and (i); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and Holdings has delivered a certificate to the Administrative Agent on such date stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 360 days following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended), and provided further, that if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 360 days after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as Holdings or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 6.02(g) without regard to the immediately preceding proviso.

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(h)          Each amount required to be repaid pursuant to Sections 6.02(d), (e), (f) and (g) and applied in accordance with this Section 6.02(h) shall be applied (i) first, to repay the outstanding principal amount of Term Loans, and (ii) second, to the extent in excess of the amounts required to be applied pursuant to the preceding clause (i), to reduce the Total Revolving Loan Commitment in the manner provided in Section 4.03(d) (it being understood and agreed that (x) the amount of any reduction to the Total Revolving Loan Commitment as provided in immediately preceding clause (ii) shall be deemed to be an application of proceeds for purposes of this Section 6.02(h) even though cash is not actually applied and (y) any cash received by Holdings or any of its Subsidiaries will be retained by such Person except to the extent that either (A) such cash is otherwise required to be applied as provided in Section 6.02(a) as a result of any reduction to the Total Revolving Loan Commitment or (B) a Default or an Event of Default then exists, in which case such cash (after giving effect to any application otherwise required pursuant to preceding sub-clause (A)) shall be deposited with the Administrative Agent as security for all Obligations of the Borrowers to the Lenders hereunder in a cash collateral account to be established by the Administrative Agent)). The amount of each principal repayment of Term Loans made as required by Sections 6.02(d), (e), (f) and (g) shall be applied (i) pro rata to each Term Loan (based upon the then outstanding principal amounts of the Term Loans) and (ii) to reduce the then remaining Scheduled Repayments of the Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment of the Term Loans after giving effect to all prior reductions thereto).

(i)          With respect to each repayment of Loans required by this Section 6.02, the Administrative Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that: (i) repayments of Eurodollar Loans pursuant to this Section 6.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Administrative Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

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(j)          In addition to any other mandatory repayments pursuant to this Section 6.02, (i) all then outstanding Loans of a respective Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans, and (ii) unless the Required Lenders otherwise agree in writing, all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.

(k)          If any RL Lender becomes a Defaulting Lender at any time that any Letter of Credit issued by any Issuing Lender is outstanding, the Borrowers shall enter into the applicable Letter of Credit Back-Stop Arrangements with such Issuing Lender no later than 10 Business Days after the date such RL Lender becomes a Defaulting Lender.

(l)          Anything contained herein to the contrary notwithstanding, in the event the Borrowers are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans in accordance with clauses (b) through (g) above, not later than 1:00 p.m., New York City time, three (3) Business Days prior to the date (the “Required Prepayment Date”) on which the Administrative Borrower elects (or are otherwise required) to make such Waivable Mandatory Prepayment, the Administrative Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so not later than 1:00 p.m., New York City time, the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrowers shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment less the amount of the Declined Proceeds (as defined below), which amount shall be applied by the Administrative Agent to prepay the Term Loans of those Lenders that have elected to accept such Waivable Mandatory Prepayment (each, an “Accepting Lender”) (which prepayment shall be applied to the scheduled installments of principal of the Loans in accordance with Section 6.02(h)). The portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option and decline such Waivable Mandatory Prepayment (such declined amounts, the “Declined Proceeds”) and which has not been accepted by other Lenders may be retained by the Borrowers and used for any purpose not prohibited by this Agreement. For the avoidance of doubt, the Declined Proceeds shall be offered to each Accepting Lender based on each such Lender’s pro rata share until such time as there are either (x) no remaining Accepting Lenders or (y) no remaining Declined Proceeds.

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(m)          Cash Dominion. At such time as the Administrative Agent or the Collateral Agent is sweeping cash from the Cash Management Accounts pursuant to Section 10.21(b), the Administrative Agent shall on each following Business Day apply all funds transferred to or deposited with the Administrative Agent to the payment in whole or in part, of the Revolving Loans (or, in the event the Revolving Loans have been paid in full, to the cash collateralization of any outstanding Letters of Credit) in an amount equal to one hundred and five percent (105%) of the Letter of Credit Outstandings.

6.03.       Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Any payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day and any applicable interest or fee shall continue to accrue; provided that for the purpose of computing interest charges for the Obligations during any time when springing cash dominion is in effect pursuant to Section 10.21 all items of payment (including customer remittances received into any Cash Management Accounts and applied to the Obligations under any cash dominion arrangements described in Section 10.21) shall be deemed applied by the Administrative Agent one (1) Business Day after (A) the Business Day following the Administrative Agent or Collateral Agent’s receipt of such payments via wire transfer or electronic depository check or (B) in the case of payments received by the Administrative Agent or Collateral Agent in any other form, the Business Day such payment constitutes good funds. This approach is acknowledged by the parties to be an integral aspect of the price of the Lenders’ financing of the Borrowers and shall apply irrespective of the characterization of whether receipts are owned by a Borrower or the Lenders. Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Each Borrower hereby authorizes the Administrative Agent, the Collateral Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan) to pay (i) interest, principal, Unpaid Drawing, agent fees, Commitment Commission and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) Business Days’ prior notice to the Administrative Borrower, other fees, costs or expenses payable by the Borrowers or any Credit Party hereunder or under the other Credit Documents. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

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6.04.       Net Payments. (a) All payments made by any Credit Party under any Credit Document will be made without setoff, counterclaim or other defense. Except as required by applicable law, all such payments will be made free and clear of, and without deduction or withholding for any Taxes. If any applicable law (as determined in the good faith discretion of the applicable Credit Party) requires the deduction or withholding of any Tax from any such payment by such Credit Party, then such Credit Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and if any such Tax is an Indemnified Tax, then the Credit Party agrees to pay the full amount of such Indemnified Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under the relevant Credit Document, after withholding or deduction for or on account of any Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 6.04), will not be less than the amount provided for under such Credit Document. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 6.04, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(b)          In addition to the obligations set forth in Section 6.04(c) or (d), as applicable, any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 6.04(b), the completion, execution and submission of such documentation (other than such documentation set forth in Sections 6.04(c), (d) and (e) below), shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(c)          To the extent eligible, each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes agrees to deliver to the Administrative Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 14.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent) (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, W-8BEN-E or Form W-8BEN (with respect to an income tax treaty) (or successor forms) (as applicable) certifying to such Lender’s entitlement as of such date to any eligible reduction in, or complete exemption from, United States withholding tax with respect to payments to be made under any Credit Document, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI, Form W-8BEN-E or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 6.04(c)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s eligibility to an entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under any Credit Document. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Administrative Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN-E or Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN-E or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 6.04(c)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to any eligible continued exemption from or reduction in United States withholding tax with respect to payments under any Credit Document, or such Lender shall immediately notify the Administrative Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 6.04(c).

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(d)          Any Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes agrees to deliver to the Administrative Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 14.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), two accurate and complete original signed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous Form obsolete or inaccurate in any material respect, to the extent eligible, such Lender will deliver to the Administrative Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9 and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from U.S. federal backup withholding tax with respect to payments under any Credit Document, or such Lender shall immediately notify the Administrative Borrower and the Administrative Agent of its inability to deliver any such Form, in which case such Lender shall not be required to deliver any such Form pursuant to this Section 6.04(d).

(e)          If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 6.04(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)          In addition, the Administrative Agent shall deliver to the Administrative Borrower, at the time or times reasonably requested by the Administrative Borrower, with respect to any payments received by the Administrative Agent, such documentation as a Lender would be required to deliver hereunder.

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(g)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 6.04 (including by the payment of additional amounts pursuant to this Section 6.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 6.04(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 6.04(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 6.04(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 6.04(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i)          Each party’s obligations under this Section 6.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

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SECTION 7.         Conditions Precedent to Credit Events on the Closing Date. The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Closing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

7.01.       Effective Date; Notes; Credit Documents. On or prior to the Closing Date, (i) the Effective Date shall have occurred as provided in Section 14.10, (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Term Note and/or Revolving Note executed by the Borrowers, in each case in the amount, maturity and as otherwise provided herein, and (iii) the Administrative Agent shall have received this Agreement and each other Credit Document to be delivered on or prior to the Closing Date, duly executed by each Credit Party party thereto and each other party party thereto.

7.02.       Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate, dated the Closing Date and signed on behalf of each Borrower by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President or any Vice President of such Administrative Borrower in the form of Exhibit D, certifying on behalf of each Borrower that (i) there shall exist no Default or Event of Default, (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects and (iii) all of the conditions in Sections 7.06 through 7.09, inclusive, and 8.01 have been satisfied on such date (other than whether any matters are satisfactory to the Administrative Agent).

7.03.       Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from Morrison & Foerster LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Closing Date covering the matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

7.04.       Company Documents; Proceedings; etc. (a) On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)          On the Closing Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or Governmental Authorities.

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7.05.       Employee Benefit Plans; Shareholders’ Agreements; Employment Agreements; Non-Compete Agreements; Collective Bargaining Agreements; Existing Indebtedness Agreements. On or prior to the Closing Date, there shall have been delivered to the Administrative Agent true and correct copies of the following documents, certified as such by an Authorized Officer of Holdings:

(i)          all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a “single-employer plan” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other “employee benefit plans” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in 4001(a)(3) of ERISA, only to the extent that any document described herein is in the possession of Holdings or any Subsidiary of Holdings or any ERISA Affiliate or is reasonably available thereto from the sponsor or trustee of any such plan) (collectively, the “Employee Benefit Plans”);

(ii)         all agreements entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of its equity interests and any agreements entered into by its shareholders relating to any such entity with respect to its equity interests (collectively, the “Shareholders’ Agreements”);

(iii)        all material employment agreements entered into by Holdings or any of its Subsidiaries (collectively, the “Employment Agreements”);

(iv)        all non-compete agreements entered into by Holdings or any of its Subsidiaries which restrict the activities of Holdings or any of its Subsidiaries (collectively, the “Non-Compete Agreements”);

(v)         all collective bargaining agreements applying or relating to any employee of Holdings or any of any of its Subsidiaries (collectively, the “Collective Bargaining Agreements”); and

(vi)        all agreements evidencing or relating to Indebtedness of Holdings or any of its Subsidiaries which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness Agreements”);

all of which Employee Benefit Plans, Shareholders’ Agreements, Employment Agreements, Non-Compete Agreements, Collective Bargaining Agreements, and Existing Indebtedness Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Closing Date.

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7.06.       Consummation of Acquisition; etc. On the Closing Date, the Acquisition shall have been consummated in accordance with the terms and conditions of the applicable Documents therefor and all applicable law. On the Closing Date, (x) the Administrative Agent shall have received true and correct copies of all Acquisition Documents (with those Acquisition Documents which were executed on or before the Effective Date (together with the exhibits and schedules thereto to the extent finalized on or prior to such date) to be in the form so executed (and finalized)), in each case certified as such by an Authorized Officer of Holdings, (y) all such Documents and all terms and conditions thereof (including, without limitation, in the case of the Acquisition Documents, any changes to those Acquisition Documents which were executed on or before the Effective Date or waivers of the terms thereof) shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and (z) all such Documents shall be in full force and effect. The Required Buyer Stockholder Approval (as defined in the Acquisition Agreement) shall have been obtained. All conditions precedent to the consummation of the Acquisition, as set forth in the relevant Documents therefor, shall have been satisfied, and not waived unless such waiver is not adverse to the Lenders.

7.07.       Consummation of the Refinancing. (a) On or prior to the Closing Date and concurrently with the incurrence of Loans and the use of such Loans to finance the Refinancing on such date, all Indebtedness of Holdings and its Subsidiaries under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Existing Credit Agreement shall have been terminated and all letters of credit issued pursuant to the Existing Credit Agreement shall have been terminated.

(b)          On the Closing Date and concurrently with the incurrence of Loans on such date, all security interests in respect of, and Liens securing, the Indebtedness under the Existing Credit Agreement created pursuant to the security documentation relating to the Existing Credit Agreement shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent. Without limiting the foregoing, there shall have been delivered to the Administrative Agent (x) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to Holdings or any of its Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreement, (y) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Holdings or any of its Subsidiaries on which filings have been made and (z) terminations of all mortgages, leasehold mortgages, hypothecs and deeds of trust created with respect to property of Holdings or any of its Subsidiaries, in each case, to secure the obligations under the Existing Credit Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

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(c)          On the Closing Date and after giving effect to the consummation of the Transaction, Holdings and its Subsidiaries shall have no outstanding Preferred Equity or Indebtedness, except for (i) Indebtedness pursuant to or in respect of the Credit Documents, and (ii) certain other indebtedness existing on the Effective Date as listed on Schedule VI in an aggregate outstanding principal amount not to exceed $500,000 (with the Indebtedness described in this sub-clause (ii) being herein called the “Existing Indebtedness”). On and as of the Closing Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transaction without any breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transaction.

(d)          The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 7.07 have been satisfied on the Closing Date.

7.08.       Adverse Change, Approvals. (a) Since December 31, 2014, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(b)          On or prior to the Closing Date, all necessary governmental (domestic and foreign) and material third party authorizations, approvals and/or consents in connection with the Transaction (including the Acquisition and the transfer of all Necessary Authorizations thereunder), and the granting of Liens under the Credit Documents (including the authorizations, approvals and consents set forth on Schedule XIII) shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction (including the Acquisition and the transfer of all Necessary Authorizations thereunder) or the other transactions contemplated by the Documents or otherwise referred to herein or therein. On the Closing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction (including the Acquisition and the transfer of all Necessary Authorizations thereunder) or the other transactions contemplated by the Documents.

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7.09.      Litigation. On the Closing Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to the Transaction, this Agreement or any other Document, or (ii) which the Administrative Agent shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

7.10.      Subsidiaries Guaranty; Intercompany Note. (a) On the Closing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit E (as amended, modified and/or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

(b)          On the Closing Date, each Credit Party and each other Subsidiary of Holdings which is an obligee or obligor with respect to any Intercompany Debt shall have duly authorized, executed and delivered the Intercompany Note, and the subordination provisions therein shall be in full force and effect.

7.11.      Pledge Agreement. On the Closing Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit F (as amended, modified, restated and/or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank, or together with executed and undated endorsements for transfer, in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken, and the Pledge Agreement shall be in full force and effect.

7.12.      Security Agreement. On the Closing Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit G (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i)          proper financing statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii)         certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Holdings or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Closing Date, together with copies of such other financing statements that name Holdings or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing); and

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(iii)        evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

7.13.      Capitalization Information. Holdings shall have provided an accurate and complete capitalization table reflecting all of the direct and indirect owners of Holdings and its Subsidiaries (including the applicable ownership percentages) as of: (i) the date immediately prior to the Closing Date, and (ii) the date immediately following the Closing Date.

7.14.      Organization Chart. Holdings shall have provided an accurate and complete organization chart reflecting all of the direct and indirect Subsidiaries of Holdings (including the applicable ownership percentages) as of: (i) the date immediately prior to the Closing Date, and (ii) the date immediately following the Closing Date.

7.15.      Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Closing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 9.05(a) and (d), which historical financial statements, pro forma financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent.

7.16.      Solvency Certificate; Insurance Certificates, etc. On the Closing Date, the Administrative Agent shall have received:

(i)          a solvency certificate from the chief financial officer or president of each of Holdings and Parent in the form of Exhibit H hereto; and

(ii)         certificates of insurance complying with the requirements of Section 10.03 for the business and properties of Holdings and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled or materially revised without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

7.17.      Fees, etc. On the Closing Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates) and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent or such Lender to the extent then due.

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7.18.       Availability. On the Closing Date, no amounts shall be borrowed under the Revolving Loan Commitment and no Letters of Credit shall be issued. After giving effect to all Loans to be made on the Closing Date and the consummation of the Acquisition and the Refinancing (including the repayment of all prior indebtedness), the Borrowers shall have Undrawn Availability of at least $15,000,000. The Administrative Borrower shall deliver to the Administrative Agent a certificate of the chief financial officer or president of the Administrative Borrower certifying as to such Undrawn Availability.

7.19.      General. On or prior to the Closing Date, the Administrative Agent and the Collateral Agent shall have received and be satisfied in all respects with all information, documents, agreements or instruments reasonably requested by it, including any information, documents, searches or background checks with respect to the management of Holdings and its Subsidiaries or in connection with any “Know Your Customer” requirements.

7.20.      Lien Waiver Agreements. The Administrative Agent and Collateral Agent shall have received Lien Waiver Agreements with respect to all locations or places at which Inventory and books and records are located.

7.21.      Field Examination. The Administrative Agent and Collateral Agent shall have received and been satisfied with its review of the asset-based field examinations and appraisals to be completed by examiners selected by the Administrative Agent and Collateral Agent.

In determining the satisfaction of the conditions specified in this Section 7, (x) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect or a material adverse effect of the type described in Section 7.08, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Closing Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 7 have been met (after giving effect to the preceding sentence), then the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Closing Date shall not release Holdings, Parent or any Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 7).

SECTION 8.          Conditions Precedent to All Credit Events.

The obligation of each Lender to make Loans (including Loans made on the Closing Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Closing Date), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

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8.01.       No Default; Representations and Warranties. At the time of each such Borrowing and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Borrowing (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

8.02.       Notice of Borrowing; Letter of Credit Application. (i) Prior to the making of each Loan, the Administrative Agent and the Collateral Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

(ii)          Prior to the issuance of each Letter of Credit, the Administrative Agent, the Collateral Agent and the respective Issuing Lender shall have received a Letter of Credit Application meeting the requirements of Section 3.03(a).

(iii)        If applicable, prior to the issuance of each Incremental Loan there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Incremental Note executed by the Borrowers, in each case in the amount, maturity and as otherwise provided herein.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by Holdings, Parent and each Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 7 (with respect to Credit Events on the Closing Date) and in this Section 8 (with respect to Credit Events on or after the Closing Date) and applicable to such Credit Event are satisfied as of that time (other than any condition that is subject to the satisfaction of the Administrative Agent). All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 7 and in this Section 8, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 9.         Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of Holdings, Parent and each Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each such Credit Event on or after the Closing Date being deemed to constitute a representation and warranty that the matters specified in this Section 9 are true and correct in all material respects on and as of the Closing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

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9.01.         Company Status. Each of Holdings and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No certifications by any Governmental Authority are required for operation of the business of Holdings and its Subsidiaries that are not in place, except for such certifications or agreements, the absence of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

9.02.         Power and Authority. Each Credit Party and each of their respective Subsidiaries has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

9.03.         No Violation. Neither the execution, delivery or performance by any Credit Party or any Subsidiary of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene in any material respect any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict in any material respect with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject (including, without limitation, any Subordinated Debt), or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

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9.04.         Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents, which filings will be made within the time period set forth in (or referenced in) Section 14.19), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party or any Subsidiary to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party or any Subsidiary in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

9.05.         Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a)(i) (I) The audited consolidated balance sheet of Holdings and its Subsidiaries at December 31, 2014 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Holdings and its Subsidiaries for the fiscal year of Holdings and its Subsidiaries ended on such date, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of Holdings and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby, (II) the unaudited consolidated balance sheet of Holdings and its Subsidiaries at September 30, 2015 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Holdings and its Subsidiaries for the 9-month period ended on such date, furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments, (III) the audited consolidated balance sheet of Parent and its Subsidiaries at December 31, 2014 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Parent and its Subsidiaries for the fiscal year of Parent and its Subsidiaries ended on such date, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of Parent and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby and (IV) the unaudited consolidated balance sheet of Parent and its Subsidiaries at September 30, 2015 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Parent and its Subsidiaries for the 9-month period ended on such date, furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of Parent and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

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(ii)         The pro forma consolidated balance sheet of Holdings and its Subsidiaries as of September 30, 2015 (after giving effect to the Transaction and the financing therefor), a copy of which has been furnished to the Lenders prior to the Closing Date, presents a good faith estimate of the pro forma consolidated financial position of Holdings and its Subsidiaries as of such date.

(b)          On and as of the date of each Credit Event, and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith on such date, (i) the sum of the fair value of the assets, at a fair valuation, of each Borrower (on a stand-alone basis) and of Holdings and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the sum of the present fair salable value of the assets of each Borrower (on a stand-alone basis) and of Holdings and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (iii) each Borrower (on a stand-alone basis) and Holdings and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iv) each Borrower (on a stand-alone basis) and Holdings and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 9.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)          Except as fully disclosed in the financial statements delivered pursuant to Section 9.05(a), and except for the Indebtedness incurred under this Agreement, there were as of the Closing Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to Holdings or any of its Subsidiaries. As of the Closing Date, neither Holdings, Parent, nor any Borrower knows of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 9.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole.

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(d)          The Projections delivered to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to Holdings, Parent or any Borrower to be misleading in any material respect or which fail to take into account material information known to Holdings, Parent or any Borrower regarding the matters reported therein. On the Closing Date, Holdings, Parent and each Borrower believe that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.

(e)          After giving effect to the Transaction, since December 31, 2014, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

9.06.       Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings, Parent and any Borrower, threatened (i) with respect to the Transaction or any Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

9.07.       True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Holdings, Parent or any Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Holdings, Parent or any Borrower to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 9.07, such factual information shall not include the Projections or any pro forma financial information.

9.08.       Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans will be used by the Initial Borrower and the Borrowers, as applicable, to finance the Acquisition and the Refinancing, to pay fees and expenses incurred in connection with the Transaction, to repay existing Indebtedness of Holdings and Parent and its Subsidiaries and for other general corporate purposes not prohibited by this Agreement.

(b)          All proceeds of the Revolving Loans will be used for the working capital and general corporate purposes of the Borrowers and their Subsidiaries; provided that no proceeds from Revolving Loans may be used for the purposes described in Section 9.08(a).

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(c)          No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(d)          Without limiting the generality of Section 9.08(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Loans, directly or indirectly, for any purpose in violation of any applicable law.

9.09.       Tax Returns and Payments. Except as disclosed on Schedule XV, each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed (or have been granted an extension) with the appropriate Taxing Authority all material returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for Taxes of Holdings and its Subsidiaries, as applicable, for the periods covered thereby. Each of Holdings and each of its Subsidiaries has paid all material Taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for by reserves on the financial statements of Holdings and its Subsidiaries in accordance with GAAP. There is no material action, suit, proceeding, investigation, or audit now pending or, to the best knowledge of Holdings or any of its Subsidiaries, threatened by any authority regarding any Taxes relating to Holdings or any of its Subsidiaries. As of the Closing Date, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither Holdings nor any of its Subsidiaries has incurred, nor will any of them incur, any material Tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future Tax liabilities of Holdings or any of its Subsidiaries arising as a result of (a) the operation of their businesses in the ordinary course of business and (b) gains and income recognized by any of them arising from the excess of the value of their assets over such assets’ adjusted tax basis, the recognition of which is not required by reason of the consummation of the Transaction or any other transactions contemplated hereby).

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9.10.       Compliance with ERISA.

(a)          Schedule IV sets forth each Plan and Multiemployer Plan as of the Closing Date. Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter or opinion letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) of the Code. All contributions required to be made with respect to a Plan or Multiemployer Plan have been timely made by Holdings, any Borrower or any ERISA Affiliate.

(b)          No Reportable Event has occurred within the last five (5) years. No Multiemployer Plan is insolvent or in reorganization or has an accumulated funding deficiency as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived.

(c)          No Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds $1,000,000. Each of Holdings, each Borrower and any ERISA Affiliate has met all applicable minimum funding requirements under Section 302 of ERISA or Section 412 of the Code in respect of each Plan and each Multiemployer Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code or Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances. Neither any Plan nor, to the knowledge of any Borrower or any ERISA Affiliate, any Multiemployer Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code, whether or not waived. Neither Holdings, nor any Borrower, nor any ERISA Affiliate has incurred or reasonably expects to incur any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan or a Multiemployer Plan pursuant to Section 406, 409, 502(i), 502(l), 515, 4041, 4041A, 4042, 4062, 4063, 4064, 4069, 4201, 4203, 4204, 4205, 4212, or 4245 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan or Multiemployer Plan. In addition, no condition exists which presents a material risk to Holdings, any Borrower, or any ERISA Affiliate of incurring a liability to or on account of a Plan or Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code. Neither Holdings, nor any Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums and there are no premium payments which have become due which are unpaid.

(d)          No proceedings have been instituted to terminate or appoint a trustee to administer any Plan or Multiemployer Plan which is subject to Title IV of ERISA. No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan or, to the knowledge of any Borrower or any ERISA Affiliate, any Multiemployer Plan (other than routine claims for benefits) is pending, expected or threatened. Using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings, Borrowers, and ERISA Affiliates to all Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $1,000,000.

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(e)          Each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings, any Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”). Neither Holdings nor any Borrower nor any ERISA Affiliate is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with COBRA or other applicable state Law. Each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of Holdings, any Borrower or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.

(f)          No lien imposed under the Code or ERISA on the assets of Holdings, any Borrower, or any ERISA Affiliate exists or is likely to arise on account of any Plan or Multiemployer Plan. Holdings and Borrowers and their ERISA Affiliates may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.

(g)          Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither Holdings, nor any Borrower nor any ERISA Affiliate has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

9.11.       Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or within 10 days following the Closing Date will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

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(b)          The security interests created under the Pledge Agreements in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreements, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreements other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC.

(c)          Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

9.12.       Properties. All Real Property owned or leased by Holdings or any of its Subsidiaries as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule III. Each of Holdings and each of its Subsidiaries has good and indefeasible title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 9.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens. Each of Holdings and each of its Subsidiaries has a valid and indefeasible leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens.

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9.13.      Capitalization. (a) On the Closing Date, before giving effect to any exercise of redemption rights by Holding’s stockholders in connection with the stockholder meeting to approve the business combination with Parent, the authorized capital stock of Holdings consists of one hundred million (100,000,000) shares of common stock, $0.0001 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of Holdings, the “Holdings Common Stock”), 5,539,530 of which shares are issued and outstanding, and ten million (10,000,000) shares of preferred stock $0.0001 par value per share, none of which shares are issued and outstanding. All such outstanding shares have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Closing Date, except as set forth on Schedule XI hereto, Holdings does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

(b)          On the Closing Date, the authorized capital stock of the Administrative Borrower consists of 1,000 shares of common stock, $1.00 par value per share, 1,000 of which shares are issued and outstanding and owned by Parent. All such outstanding shares have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Closing Date, the Administrative Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

(c)          On the Closing Date, after giving effect to the Acquisition, the authorized capital stock of the Parent consists of 2,000 shares of common stock, $.001 par value per share, 1,111 of which shares are issued and outstanding and owned by Holdings. All such outstanding shares have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Closing Date, the Parent does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

(d)          On the Closing Date, the authorized capital stock of Access consists of 5,000 shares of common stock, no par value per share, 500 of which shares are issued and outstanding and owned by the Administrative Borrower. All such outstanding shares have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Closing Date, Access does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

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9.14.      Subsidiaries. On and as of the Closing Date, after giving effect to the Acquisition, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule V. Schedule V sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of Holdings in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of each Subsidiary of Holdings have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of Holdings has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

9.15.      Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.16.      Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

9.17.      Insurance. Schedule VII sets forth a listing of all insurance maintained by Holdings and its Subsidiaries as of the Closing Date (other than local insurance policies maintained by Foreign Subsidiaries of Holdings that are not material), with the amounts insured (and any deductibles) set forth therein. Such insurance complies with the requirements of Section 10.03.

9.18.      Environmental Matters. (a) Each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of Holdings, Parent and each Borrower, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by Holdings or any of its Subsidiaries of any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of its Subsidiaries, or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries) or, to the knowledge of Holdings, Parent and each Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Holdings or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.

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(b)          Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by Holdings or any of its Subsidiaries or, to the knowledge of Holdings, Parent and each Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

(c)          Notwithstanding anything to the contrary in this Section 9.18, the representations and warranties made in this Section 9.18 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.19.      Employment and Labor Relations. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings, Parent and each Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings, Parent and each Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings, Parent and each Borrower, threatened against Holdings or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of Holdings, Parent and each Borrower, threatened against Holdings or any of its Subsidiaries and (v) no wage and hour department investigation has been made of Holdings or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

9.20.      Intellectual Property. Each of Holdings and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

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9.21.      Indebtedness. Schedule VI sets forth a list of all Indebtedness for borrowed money (including Contingent Obligations with respect to borrowed money) of Holdings and its Subsidiaries as of the Closing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans and the Letters of Credit), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

9.22.      Representations and Warranties in Other Documents. All representations and warranties set forth in the other Credit Documents are true and correct in all material respects as of the Closing Date as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date).

9.23.      Subordination. The subordination provisions contained in the Subordinated Debt Documents, if any, are enforceable against Credit Parties, as applicable, and to each of Holdings’, Parent’s and each Borrower’s knowledge the holders of such Indebtedness, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and all Obligations hereunder and all obligations of the Credit Parties under the other Credit Documents (including without limitation, the Holdings Guaranty and the Subsidiaries Guaranty) are within the definitions of “Senior Debt” or “Guarantor Senior Debt”, as applicable, and “Designated Senior Debt” (or other similar terms) included in such subordination provisions.

9.24.      Anti-Terrorism Laws. (a) None of the Credit Parties nor, to the knowledge of the Credit Parties, any Affiliates of any Credit Parties is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.

(b)          None of the Credit Parties, nor, to the knowledge of the Credit Parties, any Affiliates of any Credit Parties, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each, a “Blocked Person”):

(i)          a Person that is blocked pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC’s list of Specially Designated Nationals and Blocked Persons;

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(ii)         a Person that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in (A), above;

(iii)        a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; and

(iv)        a Person that is affiliated or associated with a Person described in (A) through (C), above.

(c)          None of the Credit Parties, nor, to the knowledge of the Credit Parties, any of their Affiliates, unless authorized by the U.S. Government (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

(d)          Without limiting or contradicting (or being limited or contradicted by) the foregoing, (x) no Covered Entity is a Sanctioned Person and (y) no Covered Entity, either in its own right or, to the knowledge of the Credit Parties, through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

9.25.      Anti-Corruption Laws. Neither Holdings nor any of its Subsidiaries or Affiliates, nor any director, officer, or employee, nor, to any Credit Parties knowledge, any agent or representative of Holdings, Parent or any Borrower or of any of their respective subsidiaries or Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and Holdings, each Borrower and their respective subsidiaries and Affiliates have conducted their businesses in all material respects in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

9.26.      Swaps. No Borrower is a party to, nor will any Borrower be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

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SECTION 10.      Affirmative Covenants.

Each of Holdings, Parent and each Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated (to the extent not cash collateralized in an amount equal to one hundred and five percent (105%) of the Letter of Credit Outstandings) and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), fees and all other Obligations (other than indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01.    Information Covenants. Holdings will furnish to each Lender:

(a)          Monthly Reports. Within 40 days after the end of each fiscal month of Holdings, (i) the consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal month and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year and comparable budgeted figures for such fiscal month as set forth in the respective budget delivered pursuant to Section 10.01(f), all of which shall be certified by the chief financial officer of Holdings that they fairly present in all material respects in accordance with GAAP the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a monthly Consolidated EBITDA forecast on a consolidating basis for the remainder of such fiscal year, a historical summary of Consolidated EBITDA to such date from the beginning of such fiscal year and for such month, together with a Consolidated EBITDA forecast for the next fiscal year, in each case on a consolidating basis.

(b)          Quarterly Financial Statements. Within 55 days after the close of each of the quarterly accounting periods in each fiscal year of Holdings, (i) the consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 10.01(f), all of which shall be certified by the chief financial officer of Holdings that they fairly present in all material respects in accordance with GAAP the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period and (iii) a historical summary of Consolidated EBITDA to such date from the beginning of such fiscal year and for such quarter.

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(c)          Annual Financial Statements. Within 105 days after the close of each fiscal year of Holdings, (i) the consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified without qualification by BDO USA, LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which audit was conducted in accordance with generally accepted auditing standards, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(d)          Schedules. Deliver to the Administrative Agent and Collateral Agent on or before the twentieth (20th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports and (d) a Borrowing Base Certificate in form and substance satisfactory to the Administrative Agent and Collateral Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon the Administrative Agent or Collateral Agent or restrictive of the Administrative Agent and Collateral Agent’s rights under this Agreement). In addition, the Administrative Borrower will deliver to the Administrative Agent and Collateral Agent on or before the twentieth (20th) day of each month: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as the Administrative Agent and Collateral Agent may require including trial balances and test verifications. The Administrative Agent and Collateral Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form reasonably satisfactory to the Administrative Agent and Collateral Agent and executed by the Administrative Borrower and delivered to the Administrative Agent and Collateral Agent from time to time solely for the Administrative Agent’s and Collateral Agent’s convenience in maintaining records of the Collateral, and the Administrative Borrower’s failure to deliver any of such items to the Administrative Agent and Collateral Agent shall not affect, terminate, modify or otherwise limit Collateral Agent’s Lien with respect to the Collateral.

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(e)          Management Letters. Promptly after Holdings’ or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(f)           Budgets. Within 15 days of each fiscal year end of Holdings, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for Holdings and its Subsidiaries on a consolidated and consolidating basis and including a report tracking such budgeted statements against projected Consolidated EBITDA) (i) for each of the twelve months of the forthcoming fiscal year prepared in detail and (ii) for the three immediately succeeding fiscal years prepared in reasonable summary form, in each case setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(g)          Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 10.01(b) and (c), a compliance certificate from the chief financial officer of Holdings in the form of Exhibit I certifying on behalf of Holdings that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 6.02(e), 6.02(g), 11.01(x), 11.01(xx), 11.02(iv), 11.02(xiii), 11.03(ii), 11.03(iv), 11.04(iv), 11.04(vii), 11.04(ix), 11.04(xii), 11.05(v), 11.05(viii), 11.05(ix), 11.05(xv), 11.05(xvi) and 11.07 through 11.10 inclusive, at the end of such fiscal quarter or year, as the case may be, (ii) if delivered with the financial statements required by Section 10.01(c), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Payment Period, (iii) certify that the Credit Parties have delivered to the Collateral Agent all documentation required under Section 10.20, and (iv) certify that there have been no changes to Annexes C through F, and Annexes I through K, in each case of the Security Agreement and Annexes A through F of any of the Pledge Agreements, in each case since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 10.01(g), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether Holdings and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

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(h)          Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(i)           Other Reports and Filings. Promptly after the filing, delivery or receipt thereof, copies of all financial information, proxy materials, reports, notices and other material communications if any, which Holdings or any of its Subsidiaries shall (i) publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or any Governmental Authority or (ii) deliver to or receive from holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Subordinated Debt or any of its material Indebtedness.

(j)           Environmental Matters. Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect or result in a liability against, or remediation or other expenses of Holdings and its Subsidiaries in excess of $2,000,000:

(i)          any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries;

(ii)         any condition or occurrence on or arising from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that (a) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iii)        any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv)        the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event Holdings shall deliver to each Lender all notices received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Holdings or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings or any of its Subsidiaries of potential liability under CERCLA.

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All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.

(k)          Insurance. Prior to the end of each fiscal year of Holdings, Holdings shall deliver current copies of all insurance policies of Holdings and its Subsidiaries maintained in accordance with Section 10.03 hereof, together with an explanation of any projected changes to such insurance coverage for the forthcoming fiscal year.

(l)           Contract Matters. With respect to the contract listed on Schedule X, if any Credit Party receives demand for any payment with respect to the notice identified on such Schedule, relating to the foregoing contract and task orders, such Credit Party shall notify the Administrative Agent and the Collateral Agent in reasonable written detail satisfactory to Administrative Agent, with a copy of any such demand.

(m)          Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to Section 10.01(a), 10.01(b), 10.01(c), or 10.01(i), may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which Holdings posts such documents, or provides a link thereto on Holding’s public website on the Internet; or (y) on which such documents are posted on Holding’s behalf on an Internet or intranet website (including www.sec.gov/edgar.shtml), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that, in each such case Holdings shall notify the Administrative Agent that such documents have been posted electronically.

Holdings hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of Holdings hereunder (collectively, “Holdings Materials”) by posting Holdings Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Holdings hereby agrees that (w) all Holdings Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Holdings Materials “PUBLIC,” Holdings shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Holdings Materials as not containing any material non-public information with respect to Holdings or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Holdings Materials shall be treated as set forth in Section 14.16); (y) all Holdings Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Holdings Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.”

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10.02.    Books, Records and Inspections; Annual Meetings. (a) Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of Holdings or such Subsidiary, any of the properties of Holdings or such Subsidiary, and to examine the books of account of Holdings or such Subsidiary and discuss the affairs, finances and accounts of Holdings or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request (provided that no more than two such visits per year shall be at the cost of the Credit Parties unless an Event of Default exists).

(b)          On one or more dates (but no more than four per fiscal year, unless an Event of Default exists) to be mutually agreed upon between the Administrative Agent and Holdings during each fiscal year of Holdings, Holdings will, at the request of the Administrative Agent, hold a meeting (which may be held telephonically in the Administrative Agent’s discretion) with all of the Lenders at which meeting will be reviewed the financial results of Holdings and its Subsidiaries and the budgets and projections presented for the current fiscal year of Holdings and such other matters as may be requested by the Administrative Agent.

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10.03.    Maintenance of Property; Insurance. (a) Holdings will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, natural catastrophe and other covered occurrences or events that may cause damage to, or partial or complete loss of, the property except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) maintain with financially sound and reputable insurance companies having a rating from A.M. Best Company of A or better, policies of insurance, lawfully issued and enforceable, on all such property and against all such risks in amounts not less than sufficient to cover the full replacement of the property, in addition to any taxes or assessments that may be due or payable, on such terms and subject to such conditions as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries, and (iii) furnish to the Administrative Agent and the Collateral Agent, upon its request therefor, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or here-after acquired) on an all risk basis and including any business interruption and contingent business interruption insurance. The provisions of this Section 10.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance. In addition to the foregoing, Holdings, Parent and each Borrower acknowledge and agree that on an annual basis, to review the insurance then being maintained by Holdings and its Subsidiaries. All such insurance policies shall at all times be valid and enforceable in accordance with their terms and shall be in full force and effect (assuming no default by any such insurer), all premiums thereon have been paid when due and Holdings, Parent and each Borrower shall be otherwise in compliance in all material respects with the terms and provisions of such policies. The Administrative Borrower shall promptly deliver written notice to the Administrative Agent of any written notice of cancellation, termination or revocation or other written notice that any such policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder that is, in each case, received by Holdings, Parent or the Borrowers. Each Borrower has taken all actions reasonably requested by Administrative Agent or the Collateral Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing such agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Collateral Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

(b)          Holdings will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled or materially revised without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent; provided, however, that if the relevant insurer is unable to state that the Collateral Agent will receive notice of any material revisions, the Administrative Borrower shall be responsible for providing such advance notice, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) shall be delivered to the Collateral Agent.

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(c)          If Holdings or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 10.03, or if Holdings or any of its Subsidiaries shall fail to so endorse and deliver all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and Holdings, Parent and each Borrower jointly and severally agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

10.04.    Existence; Franchises. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to (x) preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents and (y) maintain all Necessary Authorizations; except in each case where the failure to do so could not reasonably be a Material Adverse Effect, provided, however, that nothing in this Section 10.04 shall prevent (i) sales of assets and other transactions by Holdings or any of its Subsidiaries in accordance with Section 11.02 or (ii) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.05.    Compliance with Statutes, etc. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.06.    Compliance with Environmental Laws. (a) Holdings will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of Holdings or any of its Subsidiaries.

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(b)          (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 10.01(j), (ii) at any time that Holdings or any of its Subsidiaries are not in compliance with Section 10.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the second to last paragraph of Section 12, Holdings, Parent and each Borrower will (in each case) provide, at the sole expense of Holdings, Parent and each Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If Holdings, Parent or any Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by Holdings, Parent and each Borrower, and Holdings, Parent and each Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Holdings, Parent or each Borrower, all at the sole expense of Holdings, Parent and each Borrower.

10.07.    ERISA.

(a)          As soon as possible and, in any event, within thirty (30) days after Holdings, any Borrower, or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to each of the Lenders a certificate of the chief financial officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Borrower, or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Borrower or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant and any notices received by Holdings, any Borrower, or an ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto, together with the action, if any, which such Holdings, any Borrower or any ERISA Affiliate has taken, is taking, or proposes to take with respect thereto:

(i)          that a Reportable Event has occurred (except to the extent that Holdings has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof);

(ii)         that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA;

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(iii)        that any contribution required to be made with respect to a Plan or Multiemployer Plan or Foreign Pension Plan has not been timely made (including a determination that a Plan is considered an at-risk plan or a Plan or a Multiemployer Plan in endangered or critical status within the meaning of Sections 430, 431, and 432 of the Code or Sections 303, 304, and 305 of ERISA);

(iv)        that a Plan or a Multiemployer Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA;

(v)         that a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Closing Date by $2,500,000;

(vi)        that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan or a Multiemployer Plan which is subject to Title IV of ERISA;

(vii)       that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan or a Multiemployer Plan;

(viii)      that Holdings, any Borrower, or any ERISA Affiliate will or may incur (a) any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or a Multiemployer Plan under Section 4041, 4042, 4062, 4063, 4064, 4069, 4201, 4203, 4204, 4205, or 4212 of ERISA or (b) any material liability with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; and with respect to any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in material liability with respect to a Plan, a written statement such transaction and the action which has been taken, is taking or is proposed to take with respect thereto; or

(ix)         that Holdings or any Borrower or any ERISA Affiliate may incur any material liability pursuant to (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA, or by any similar state law) or (ii) a Plan or a Multiemployer Plan as a result of any increase in the benefits of any existing Plan or Multiemployer Plan.

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(b)          If, at any time after the Closing Date, Holdings, any Borrower, or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a welfare plan as defined in Section 3(1) with respect to which Holdings, any Borrower, or any ERISA Affiliate may incur any material liability or a pension plan as defined in Section 3(2) of ERISA, which is not set forth in Schedule IV, as may be updated from time to time, then Holdings shall deliver to the Lenders an updated Schedule IV as soon as possible and, in any event, within thirty (30) days after Holdings, such Borrower or such ERISA Affiliate commencing contributing to or incurring an obligation to contribute to such welfare plan or pension plan. Such updated Schedule IV shall supersede and replace the existing Schedule IV.

(c)          Holdings and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect.

10.08.    End of Fiscal Years; Fiscal Quarters. Holdings will cause (i) its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year.

10.09.    Performance of Obligations. Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.10.    Payment of Taxes. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries not otherwise permitted under Section 11.01(i); provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

10.11.    Use of Proceeds. The Initial Borrower and the Borrowers will use the proceeds of the Loans only as provided in Section 9.08.

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10.12.    Additional Security; Further Assurances; etc. (a) Holdings will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in all assets that constitute Collateral (including Mortgages and Real Property of Holdings and such other Credit Party) as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent, the Collateral Agent or the Required Lenders (collectively, the “Additional Security Documents”), along with such opinions of counsel, title insurance and other related documents as may be requested by the Collateral Agent. All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this Section 10.12(a) shall not apply to (and Holdings and its Subsidiaries shall not be required to grant a Mortgage in) any owned Real Property the Fair Market Value of which is less than $5,000,000 or any Leasehold.

(b)          Holdings will, and will cause each of the other Credit Parties to, at the expense of Holdings, Parent and each Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Holdings will, and will cause the other Credit Parties that are Subsidiaries of Holdings to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent or the Collateral Agent to assure itself that this Section 10.12 has been complied with.

(c)          Holdings will, and will cause each of the other Credit Parties to, deliver to the Administrative Agent and the Collateral Agent Lien Waiver Agreements with respect to all locations or places at which Inventory and books and records are located.

(d)          If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of Holdings and the other Credit Parties constituting Collateral, Holdings, Parent and each Borrower will, at their own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

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(e)          Holdings, Parent and each Borrower agrees that each action required by clauses (a) through (d) of this Section 10.12 shall be completed as soon as possible, but in no event later than 90 days after such action is requested to be taken by the Administrative Agent or the Required Lenders (or such later date as may be agreed by the Administrative Agent in its sole discretion); provided that, in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 10.12.

10.13.    Ownership of Subsidiaries; etc. Except as a result of a Permitted Acquisition consummated in accordance with the terms hereof, Holdings will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than directors’ qualifying shares to the extent required by applicable law or Investments in joint ventures permitted by this Agreement).

10.14.    Contributions. Holdings will, upon its receipt thereof, contribute as an equity contribution to the capital of Parent, any net cash proceeds received by Holdings from any asset sale, any incurrence of Indebtedness, any Recovery Event, any sale or issuance of its equity, any cash capital contributions or any tax refunds.

10.15.    Anti-Terrorism. (a) None of the Credit Parties nor any of their Subsidiaries shall:

(i)           conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person in violation in any material respect of any Anti-Terrorism Law,

(ii)          deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs in violation of any Anti-Terrorism Law, or

(iii)         engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the USA PATRIOT Act or any other Anti-Terrorism Law.

(b)          Without limiting or contradicting (or being limited or contradicted by) the foregoing, Credit Parties further covenants and agree that: (i) no Covered Entity will engage in activities that provide basis for designation as a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) each Covered Entity shall comply with all Anti-Terrorism Laws and (iv) the Administrative Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

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10.16.    Permitted Acquisitions. (a) Subject to the provisions of this Section 10.16 and the requirements contained in the definition of Permitted Acquisition, Parent and each Wholly-Owned Subsidiary of Parent which is a Credit Party may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Administrative Borrower shall have given to the Administrative Agent and the Lenders at least 15 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent in its sole discretion), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) calculations are made by the Borrowers with respect to the financial covenants contained in Sections 11.08 through 11.10, inclusive, for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that (A) the Senior Secured Leverage Ratio calculated on a Pro Forma Basis to give effect to the Permitted Acquisition as if such Permitted Acquisition had occurred on the first day of such Calculation Period would (x) be .25 times less than the maximum Senior Secured Leverage Ratio otherwise permitted under this Agreement for the fiscal quarter most recently ended and (y) not exceed 4.25:1.00 and (B) the financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period; (iv) based on good faith projections prepared by the Borrowers for the period from the date of the consummation of the respective Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the financial covenants set forth in Sections 11.08 through 11.10, inclusive, shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in such Sections 11.08 through 11.10, inclusive, as compliance with such financial covenants would be required through the date which is one year from the date of the consummation of the respective Permitted Acquisition; (v) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (vi) the Aggregate Consideration payable for the proposed Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other Permitted Acquisitions theretofore consummated, does not exceed the Permitted Acquisition Basket Amount; (vii) immediately before and after giving effect to such Permitted Acquisition (but, for this purpose calculated as if the payment of all post-closing purchase price adjustments required (in the reasonable determination of the Borrowers) in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which such purchase price adjustments may be required to be made) and all Capital Expenditures (and the financing thereof) reasonably anticipated by the Borrowers to be made in the business acquired pursuant to such Permitted Acquisition within the 360-day period (such period for any Permitted Acquisition, a “Post-Closing Period”) following such Permitted Acquisition (and in the businesses acquired pursuant to all other Permitted Acquisitions with Post-Closing Periods ended during the Post-Closing Period of such Permitted Acquisition) were then being paid with the proceeds of Revolving Loans), the sum of (x) the Unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries plus (y) the Undrawn Availability at such time shall equal or exceed $5,000,000; (viii) the Administrative Agent shall be satisfied with the terms, structure and documentation in respect of such Permitted Acquisition; (ix) the Administrative Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by their respective chief financial officers, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vii), inclusive, and containing the calculations (in reasonable detail) (A) required by preceding clauses (iii), (iv), (vi) and (vii) and (B) necessary to establish the Acquired EBITDA of the Acquired Entity or Business acquired pursuant to each Permitted Acquisition for the most recently ended 12-month period for which financial statements are available for such Acquired Entity or Business; (x) the Acquired Entity or Business acquired pursuant to each Permitted Acquisition shall be engaged in a similar line of business as the Parent or such Wholly-Owned Subsidiary of Parent and (xi) Consolidated EBITDA of Holdings and its Subsidiaries for the most recent Test Period for which financial statements have been delivered, on a Pro Forma Basis for such acquisition, shall be greater than actual historical Consolidated EBITDA of Holdings and its Subsidiaries for such Test Period.

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(b)          At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the relevant Security Document.

(c)          Parent will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 10.12 and 10.17, to the reasonable satisfaction of the Administrative Agent.

(d)          The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each of Holdings, Parent and each Borrower that the certifications pursuant to this Section 10.16 (other than a condition subject to the satisfaction of the Administrative Agent) are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

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10.17.    Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrowers reasonably acceptable to the Administrative Agent does not within 60 days after a request from the Administrative Agent or the Required Lenders deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and the Administrative Borrower, with respect to any Foreign Subsidiary of any Borrower which has not already had all of its Equity Interests pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement) that (i) a pledge of more than 66⅔% of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement, (iii) the entering into by such Foreign Subsidiary of a pledge agreement in substantially the form of the Pledge Agreement or (iv) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty, in any such case could reasonably be expected to (x) cause the undistributed earnings of such Foreign Subsidiary as determined for federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for federal income tax purposes or (y) otherwise subject any Borrower or such Foreign Subsidiary to material adverse tax consequences, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding Equity Interests so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement), shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) or (iii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially similar form, if needed) or the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), as the case may be, granting to the Collateral Agent for the benefit of the Secured Creditors a security interest in all of such Foreign Subsidiary’s assets or Equity Interests and promissory notes owned by such Foreign Subsidiary, as the case may be, and securing the obligations of the Borrowers under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iv) above, such Foreign Subsidiary shall execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the obligations of the Borrowers under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case to the extent that the entering into of such Security Agreement, the Pledge Agreement or the Subsidiaries Guaranty (or substantially similar document) is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 10.17 to be in form and substance reasonably satisfactory to the Administrative Agent and/or the Collateral Agent.

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10.18.    Information Rights. Whenever the Senior Secured Leverage Ratio is greater than 2.00:1.00 as of the most recent fiscal quarter end, Holdings will provide to the Administrative Agent a copy of the board package delivered to members of the directors of Holdings in advance of each board meeting of Holdings. Portions of such board package may be redacted where and to the extent that Holdings reasonably believe that such redaction is reasonably necessary (i) to preserve attorney-client, work product or similar privilege between the Credit Parties and their counsel with respect to any matter, (ii) to comply with the terms and conditions of confidentiality agreements between Holdings and its Subsidiaries, on the one hand, and any third parties, on the other, or (iii) because the Credit Parties have determined, in good faith, that there exists, with respect to the subject of such redacted information, an actual or potential conflict of interest between the Administrative Agent, Lender or Issuing Lender, on one hand, and the Credit Parties, on the other hand.

10.19.    Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Credit Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 10.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.19, or otherwise under this Agreement or any Credit Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 10.19 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Credit Documents. Each Qualified ECP Loan Party intends that this Section 10.19 constitute, and this Section 10.19 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each Borrower and the Subsidiary Guarantors for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

10.20.    Government Receivables. Each Credit Party shall take all steps necessary to protect Collateral Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Collateral Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Borrower and the United States, any state or any department, agency or instrumentality of any of them; provided that the Collateral Agent shall not transmit any instruments under the Federal Assignment of Claims Act to the applicable federal department, agency or instrumentality unless an Event of Default has occurred and is continuing.

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10.21.    Cash Management Systems. (a) Each Borrower shall (i) cause all Cash Management Accounts maintained by any Credit Party (other than Excluded Accounts) as set forth on Schedule XIV (as such schedule may be updated in accordance with the terms hereof) to be subject to Control Agreements with the account bank with respect to such Cash Management Account (each, a “Cash Management Bank”), (x) with respect to any such Cash Management Accounts maintained on the Closing Date, within sixty (60) days following the Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion) and (y) with respect to any such Cash Management Accounts acquired in a Permitted Acquisition, within sixty (60) days following the date of such Permitted Acquisition and (ii) after execution of such Control Agreements, (A) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all collections (of a nature susceptible to a deposit in a bank account), and all other amounts received by any Credit Party (including payments made by Customers directly to any Credit Party and remittances on credit card sales) into a Cash Management Account and (B) shall not maintain cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement in respect of each such deposit account or securities account (other than Excluded Accounts). Prior to the execution of the Control Agreements required by the prior sentence, the Credit Parties shall cause all amounts in such Cash Management Accounts to be swept each Business Day to an account maintained at the Collateral Agent.

(b)          Upon the terms and subject to the conditions set forth in a Control Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall be wired each Business Day to the account of the Borrowers, except that, so long as (i) no Event of Default has occurred and is continuing or (ii) no Cash Dominion Event has occurred and is continuing, neither Administrative Agent nor Collateral Agent will direct any Cash Management Bank to transfer funds in such Cash Management Account to the account of the Administrative Agent. For the avoidance of any doubt, during any cash dominion period described above, Collateral Agent may (or shall, upon request by the Administrative Agent) sweep cash from the Cash Management Accounts maintained with any bank or financial institution to the account of the Administrative Agent.

(c)          The Administrative Borrower may amend Schedule XIV from time to time to add or replace a Cash Management Bank or amend Schedule XIV to add or replace a Cash Management Account; provided, however, that, other than in connection with a Permitted Acquisition, (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Administrative Agent and the Collateral Agent and (ii) prior to the time of adding such account to Schedule XIV, the applicable Credit Party and such prospective Cash Management Bank shall have executed and delivered to the Administrative Agent and Collateral Agent a Control Agreement.

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(d)          Following the occurrence of a Cash Dominion Event, if (i) for a period of thirty (30) consecutive days (x) no Event of Default shall have occurred and be continuing and (y) Undrawn Availability shall at all times during such thirty (30) day period be greater than $5,000,000, and (ii) the Administrative Borrower shall have delivered to the Collateral Agent and the Administrative Agent a certificate certifying to the conditions in clause (i) above, such Cash Dominion Event shall terminate.

(e)          During any time when Administrative Agent or Collateral Agent are sweeping cash from the Cash Management Accounts pursuant to Section 10.21(b) above, no Credit Party shall commingle such collections with the proceeds of any assets not included in the Collateral. No checks, drafts or other instrument received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.

SECTION 11.      Negative Covenants.

Each of Holdings, Parent and each Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated (to the extent not cash collateralized in an amount equal to one hundred and five percent (105%) of the Letter of Credit Outstandings) and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), fees and all other Obligations (other than any indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

11.01.    Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 11.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)           inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

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(ii)          Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of Holdings’ or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of Holdings or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii)         Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule VIII, but only to the respective date, if any, set forth in such Schedule VIII for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule VIII, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

(iv)         Liens created by or pursuant to this Agreement and the Security Documents, including, without limitation, Liens securing Cash Management Products and Services and Hedge Liabilities;

(v)          (x) licenses, sublicenses, leases or subleases granted by Holdings or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which a Borrower or any of its Subsidiaries is a party;

(vi)         Liens upon assets of a Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 11.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any asset of Holdings, Parent or any other asset of a Borrower or any Subsidiary of a Borrower;

(vii)        Liens placed upon equipment or machinery acquired after the Closing Date and used in the ordinary course of business of a Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by a Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 11.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any asset of Holdings, Parent or any other asset of a Borrower or such Subsidiary;

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(viii)       easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

(ix)          Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x)           Liens arising out of the existence of judgments or awards that would not result in an Event of Default under Section 12.09 in respect of which Holdings or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, for which adequate reserves have been established in accordance with GAAP, and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;

(xi)          statutory and common law landlords’ liens under leases to which a Borrower or any of its Subsidiaries are a party;

(xii)         Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money);

(xiii)        Permitted Encumbrances;

(xiv)       Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of any Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 11.04(vii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of Holdings, Parent or any other asset of a Borrower or any of its Subsidiaries;

(xv)        Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by a Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

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(xvi)      Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii)     bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Holdings or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(xviii)    Liens on cash deposits of a Credit Party pledged to secure performance bonds, surety bonds, appeal bonds or customs bonds; provided that the aggregate amount of all cash subject to all Liens permitted by this clause (xviii) shall not at any time exceed the amounts permitted under Section 11.04(ix);

(xix)       [Intentionally Omitted];

(xx)        additional Liens of the Borrowers or any Subsidiary of the Borrowers not otherwise permitted by this Section 11.01 that (w) were not incurred in connection with borrowed money, (x) do not materially impair the use of such assets in the operation of the business of the Borrowers or such Subsidiaries and (y) do not secure obligations in excess of $3,500,000 in the aggregate for all such Liens at any time.

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (ix) and (xiv) of this Section 11.01 by a Borrower of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

11.02.    Consolidation, Merger, Purchase or Sale of Assets, etc. Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

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(i)          Capital Expenditures by a Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 11.07;

(ii)         a Borrower and its Subsidiaries may liquidate or otherwise dispose of obsolete, surplus or worn-out property in the ordinary course of business;

(iii)        Investments may be made to the extent permitted by Section 11.05;

(iv)        a Borrower and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and such Borrower or the respective Subsidiary receives at least Fair Market Value, (x) the consideration received by such Borrower or such Subsidiary consists of at least 75% cash and is paid within 90 days of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 6.02(e) and (z) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (iv) for all Borrowers shall not exceed $5,000,000 in any fiscal year of Holdings (for this purpose, using the Fair Market Value of property other than cash);

(v)         each of the Borrowers and their Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 11.04(iv));

(vi)        each of the Borrowers and their Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii)       each of the Borrowers and their Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons in the ordinary course of business and not materially interfering with the conduct of the business of a Borrower or any of its Subsidiaries, in each case so long as (v) no such grant contains non-disturbance or subordination agreements or otherwise affects the Collateral Agent’s security interest in the Collateral that is subject thereto, (w) no Default or Event of Default then exists or would result therefrom, (x) each such grant is in an arm’s-length transaction and such Borrower or the respective Subsidiary receives at least Fair Market Value, (y) the consideration received by such Borrower or such Subsidiary consists of at least 75% cash and (z) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 6.02(e);

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(viii)      any Subsidiary of a Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to a Borrower or to any Subsidiary of a Borrower which is a Credit Party, so long as with respect to the Collateral, any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Collateral so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

(ix)         any Subsidiary of a Borrower may merge or consolidate with and into, or be dissolved or liquidated into, a Borrower or any Wholly-Owned Domestic Subsidiary of a Borrower which is a Subsidiary Guarantor, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving a Borrower, such Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Wholly-Owned Domestic Subsidiary of a Borrower which is a Subsidiary Guarantor is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (iii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(x)          any Foreign Subsidiary of a Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of a Borrower, so long as (i) such Wholly-Owned Foreign Subsidiary of such Borrower is the surviving or continuing entity of any such merger, consolidation, amalgamation, dissolution or liquidation and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests and other assets of such Wholly-Owned Foreign Subsidiary and such Foreign Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken;

(xi)         Permitted Acquisitions may be consummated in accordance with the requirements of Section 10.16;

(xii)        a Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value and in a transaction not otherwise prohibited by the other terms of this Agreement;

(xiii)       a Borrower and its Subsidiaries may dispose of property pursuant to sale-leaseback transactions, so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such transaction is in an arm’s-length transaction and such Borrower or the respective Subsidiary receives at least Fair Market Value, (x) the consideration received by such Borrower or such Subsidiary consists of at least 75% cash, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 6.02(e) and (z) the Fair Market Value of all property so disposed of shall not exceed $1,500,000 in any fiscal year;

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(xiv)      sale or issuance of Equity Interests to Holdings, Parent, any Borrower or any Subsidiary Guarantor shall be permitted; and

(xv)       the sale, dissolution, liquidation, or winding up of the Dissolution Subsidiaries shall be permitted, provided that the proceeds of the property and assets of the Dissolution Subsidiaries pursuant to such dissolution shall be distributed to a Credit Party.

To the extent the Required Lenders waive the provisions of this Section 11.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 11.02 (other than to Holdings or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents (provided that such Lien shall continue as to any proceeds of such sale to the extent such assets constituted Collateral), and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

11.03.    Dividends. Holdings will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to Equity Interests of Holdings, Holdings or any of its Subsidiaries, except that:

(i)          any Subsidiary of a Borrower may pay cash Dividends to such Borrower or to any Wholly-Owned Domestic Subsidiary of any Borrower and any Foreign Subsidiary of a Borrower also may pay cash Dividends to such Borrower, any Subsidiary Guarantor or any Wholly-Owned Foreign Subsidiary of any Borrower;

(ii)         any Borrower may pay cash Dividends to Holdings and Parent, so long as the proceeds thereof are promptly used by Holdings and Parent to pay operating expenses incurred in the ordinary course of business (including, without limitation, outside directors and professional fees, expenses and indemnities) and other similar corporate overhead costs and expenses, provided that (x) the aggregate amount of all cash Dividends paid pursuant to this clause (ii) shall not exceed $2,500,000 in any fiscal year of Holdings (exclusive of customary costs and expense required for Parent to maintain itself as a public company) and (y) in no event shall such operating expenses be paid to Affiliates;

(iii)        Access may pay cash Dividends to the Administrative Borrower, and the Administrative Borrower may pay cash Dividends to Parent, and Parent may pay cash Dividends to Holdings, at the times and in the amounts necessary to enable Holdings and Parent to pay its tax obligations; provided that (x) the amount of cash Dividends paid pursuant to this clause (iii) to enable Holdings and Parent to pay federal and state income taxes at any time shall not exceed the amount of such federal and state income taxes actually owing by Holdings and Parent at such time for the respective period and (y) any refunds received by Holdings and Parent shall promptly be returned by Holdings and Parent to such Borrower;

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(iv)        any Borrower may pay cash Dividends to Holdings (through Parent) in an aggregate amount for all such Dividends not to exceed $5,000,000 (although no more than $1,500,000 of such Dividends may be paid in any fiscal year of Holdings) for the purpose of enabling Holdings to redeem, repurchase or otherwise acquire for value, and Holdings may redeem, repurchase or otherwise acquire for value, outstanding shares of Holdings Common Stock (or options or warrants to purchases Holdings Common Stock) following the death, disability or termination of employment of officers, directors or employees of Holdings or any of its Subsidiaries, provided that (x) the only consideration paid by Holdings in respect of such redemptions or purchases shall be cash, (y) the aggregate amount paid by Holdings in cash in respect of all such redemptions or purchases shall not exceed $5,000,000 in respect of all such redemptions and purchases (although no more than $1,500,000 of such redemptions and purchases may be made in any fiscal year of Holdings) and (z) at the time of any cash Dividend, purchase or payment permitted to be made pursuant to this Section 11.03(iv), no Default or Event of Default shall then exist or result therefrom;

(v)         Holdings may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock (but not in cash), provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, Holdings may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued; and

(vi)        Holdings may pay Dividends solely to the extent necessary to consummate the redemption of its Equity Interest on the Closing Date with proceeds held in trust by Holdings.

11.04.    Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)          Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)         Existing Indebtedness outstanding on the Closing Date and listed on Schedule VI (as reduced by any repayments of principal thereof), without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent set forth on Schedule VI, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing and, provided further, that any Intercompany Debt listed on Schedule VI (and subsequent extensions, refinancings, renewals, replacements and refundings thereof as permitted pursuant to this Section 11.04(ii)) (x) may only be extended, refinanced, renewed, replaced or refunded if the Intercompany Debt so extended, refinanced, renewed, replaced or refunded has the same obligor(s) and obligee(s) as the Intercompany Debt being extended, refinanced, renewed, replaced or refunded and (y) shall be subject to the requirements of clauses (w), (x) and (y) appearing in the proviso to Section 11.05(viii);

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(iii)        Indebtedness of any Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 11.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to a Borrower and its Subsidiaries against fluctuations in currency values in connection with such Borrower’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv)        Indebtedness of a Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 11.07) and purchase money Indebtedness described in Section 11.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $1,500,000 at any time outstanding;

(v)         Indebtedness constituting Intercompany Loans to the extent permitted by Section 11.05(viii);

(vi)        Indebtedness consisting of guaranties (x) by a Borrower and the Wholly-Owned Domestic Subsidiaries of a Borrower that are Subsidiary Guarantors of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement and (y) by Wholly-Owned Foreign Subsidiaries of a Borrower of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;

(vii)       Indebtedness of a Subsidiary of a Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (y) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (y) and (z) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not exceed $2,500,000 at any one time outstanding;

(viii)      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

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(ix)         Indebtedness of a Borrower and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of a Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this clause (ix) shall not at any time exceed $3,000,000;

(x)          [Intentionally Omitted]

(xi)         Indebtedness of a Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 11.04(vi); and

(xii)        so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by a Borrower and its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding, which Indebtedness shall be unsecured unless otherwise permitted under Section 11.01(xx).

11.05.    Advances, Investments and Loans. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i)          a Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of a Borrower or such Subsidiary;

(ii)         Holdings and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii)        Holdings and its Subsidiaries may hold the Investments held by them on the Closing Date and described on Schedule IX, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 11.05;

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(iv)        a Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)         a Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi)        Holdings and its Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of Holdings Common Stock (so long as no cash is actually advanced by Holdings or any of its Subsidiaries in connection with the acquisition of such obligations);

(vii)       a Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 11.04(iii);

(viii)      (I) any Credit Party may make intercompany loans and advances to any other Credit Party, (II) a Borrower and its Domestic Subsidiaries may make intercompany loans and advances to any Wholly-Owned Foreign Subsidiary, (III) any Subsidiary which is not a Credit Party may make intercompany loans and advances to any Credit Party or any other Subsidiary and (IV) any Foreign Subsidiary may make intercompany loans and advances to any other Foreign Subsidiary that is a Wholly-Owned Subsidiary (such intercompany loans and advances referred to in preceding clauses (I) through (IV), collectively, the “Intercompany Loans”), provided, that (t) Undrawn Availability at the time any Intercompany Loans are made pursuant to clause (II) above shall not be less than $7,500,000 after giving effect to such Intercompany Loans, (u) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding sub-clause (II) of this clause (viii), when added to the amount of contributions, acquisitions of Equity Interests, capitalizations and forgivenesses theretofore made pursuant to subclause (II) of Section 11.05(ix) (for this purposes, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), exceed $1,000,000 (determined without regard to any write-downs or write-offs of such loans and advances and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), (v) no Intercompany Loan may be made pursuant to subclause (II) above at any time that an Event of Default has occurred and is continuing, (w) each Intercompany Loan shall be evidenced by an Intercompany Note, (x) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the relevant Security Document and (y) any Intercompany Loans made to any Subsidiary Guarantor or any Wholly-Owned Foreign Subsidiary pursuant to this clause (viii) shall cease to be permitted by this clause (viii) if such Subsidiary Guarantor or Wholly-Owned Foreign Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary, as the case may be;

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(ix)         (I) a Borrower and any Subsidiary Guarantor may make capital contributions to, or acquire Equity Interests of, any Subsidiary Guarantor which is a Wholly-Owned Domestic Subsidiary, (II) a Borrower and its Domestic Subsidiaries may make capital contributions to, or acquire Equity Interests of, Wholly-Owned Foreign Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Wholly-Owned Foreign Subsidiary and outstanding under clause (viii) of this Section 11.05, and (III) any Wholly-Owned Foreign Subsidiary may make capital contributions to, or acquire Equity Interests of, any other Wholly-Owned Foreign Subsidiary, and may capitalize or forgive any Indebtedness owed to it by a Wholly-Owned Foreign Subsidiary; provided that (v) Undrawn Availability at the time any capital contributions are made pursuant to clause (II) above shall not be less than $7,500,000 after giving effect to such capital contributions, (w) the aggregate amount of contributions, acquisitions of Equity Interests, capitalizations and forgiveness on and after the Closing Date made pursuant to preceding subclause (II) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made to Wholly-Owned Foreign Subsidiaries pursuant to subclause (II) of Section 11.05(viii) (determined without regard to any write-downs or write-offs thereof and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), shall not exceed an amount equal to $1,000,000, (x) no contribution, capitalization or forgiveness may be made pursuant to preceding subclause (II) at any time that a Default or an Event of Default has occurred and its continuing, (y) in the case of any contribution pursuant to preceding subclauses (I) and (II), any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken (subject, in the case of subclause (II) to Section 10.17) and (z) any Investment made in or to any Subsidiary Guarantor or any Wholly-Owned Foreign Subsidiary pursuant to this clause (ix) shall cease to be permitted hereunder if such Subsidiary Guarantor or Wholly-Owned Foreign Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary, as the case may be;

(x)          Holdings and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 11.05);

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(xi)         Contingent Obligations permitted by Section 11.04, to the extent constituting Investments;

(xii)        Permitted Acquisitions shall be permitted in accordance with the requirements of Section 10.16 and the Acquisition shall be permitted in accordance with the terms of the Acquisition Documents;

(xiii)       a Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 11.02(iv);

(xiv)      a Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of a Borrower or such Subsidiary;

(xv)       a Borrower and its Subsidiaries may make Investments in joint ventures in an aggregate amount for such Investments made pursuant to this clause (xv) (determined without regard to any write-downs or write-offs thereof), not to exceed $2,500,000; and

(xvi)      in addition to Investments permitted by clauses (i) through (xv) of this Section 11.05, a Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xvi) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $3,000,000.

11.06.    Transactions with Affiliates. Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)          Dividends may be paid to the extent provided in Section 11.03;

(ii)         loans may be made and other transactions may be entered into by Holdings and its Subsidiaries to the extent permitted by Sections 11.02, 11.04 and 11.05;

(iii)        customary fees, indemnities and reimbursements may be paid to non-officer directors of Holdings and its Subsidiaries;

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(iv)        Holdings may issue Holdings Common Stock and Qualified Preferred Stock;

(v)         Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of Holdings and its Subsidiaries in the ordinary course of business;

(vi)        Subsidiaries of a Borrower may pay management fees, licensing fees and similar fees to a Borrower or to any Wholly-Owned Domestic Subsidiary of a Borrower that is a Subsidiary Guarantor;

(vii)       transactions among a Borrower and any Subsidiary Guarantor; and

(viii)      transactions among Subsidiaries who are not Credit Parties.

Notwithstanding anything to the contrary contained above in this Section 11.06, in no event shall Holdings or any of its Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clause (vi) of this Section 11.06.

11.07.         Capital Expenditures. (a) Holdings will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) during the period from the Closing Date through and including December 31, 2015, the Borrowers and their Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $50,000, and (ii) during any fiscal year of Holdings set forth below (taken as one accounting period), the Borrowers and their Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed in any fiscal year of Holdings set forth below the amount set forth opposite such fiscal year below:

Fiscal Year Ending	Amount

December 31, 2016	$750,000
December 31, 2017	$1,000,000
December 31, 2018	$1,000,000
December 31, 2019	$1,000,000
December 31, 2020	$1,000,000

(b)         In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrowers and their Subsidiaries pursuant to clause (a)(ii) above in any fiscal year of Holdings (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrowers and their Subsidiaries during such fiscal year, the lesser of (x) such excess and (y) 50% of the applicable permitted scheduled Capital Expenditure amount as set forth in such clause (a) above may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year, provided that no amounts once carried forward pursuant to this Section 11.07(b) may be carried forward to any fiscal year of Holdings thereafter, provided, further, that in any fiscal year the corresponding amount set forth in Section 11.07(a) shall be deemed to have been utilized in full prior to the utilization of any amounts pursuant to this Section 11.07(b).

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(c)          In addition to the foregoing, the Borrowers and their Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 11.07(a) or (b)) with the amount of (x) Net Sale Proceeds received by a Borrower or any of its Subsidiaries from any Asset Sale so long as such Net Sale Proceeds are reinvested within 360 days following the date of such Asset Sale, but only to the extent that such Net Sale Proceeds are not otherwise required to be applied as a mandatory repayment and/or commitment reduction pursuant to Section 6.02(e).

(d)          In addition to the foregoing, the Borrowers and their Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 11.07(a) or (b)) with the amount of Net Cash Proceeds received by a Borrower or any of its Subsidiaries from any Recovery Event so long as such Net Cash Proceeds are used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 360 days following the date of receipt of such Net Cash Proceeds from such Recovery Event, but only to the extent that such Net Cash Proceeds are not otherwise required to be applied as a mandatory repayment pursuant to Section 6.02(g).

(e)          In addition to the foregoing, the Borrowers and their Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 11.07(a) or (b)) constituting Permitted Acquisitions effected in accordance with the requirements of Section 10.16.

11.08.    Fixed Charge Coverage Ratio. Holdings will not permit the Fixed Charge Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of Holdings set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio

December 31, 2015	1.05:1.00
March 31, 2016	1.05:1.00
June 30, 2016	1.05:1.00
September 30, 2016	1.05:1.00
December 31, 2016	1.05:1.00
March 31, 2017	1.05:1.00
June 30, 2017	1.05:1.00
September 30, 2017	1.05:1.00
December 31, 2017	1.05:1.00
March 31, 2018	1.05:1.00
June 30, 2018	1.05:1.00
September 30, 2018	1.05:1.00
December 31, 2018	1.05:1.00
March 31, 2019	1.05:1.00
June 30, 2019	1.05:1.00
September 30, 2019	1.05:1.00
December 31, 2019	1.15:1.00
March 31, 2020	1.25:1.00
June 30, 2020	1.50:1.00
September 30, 2020	1.50:1.00

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11.09.    Senior Secured Leverage Ratio. Holdings will not permit the Senior Secured Leverage Ratio for any Test Period ending on the last day of a fiscal quarter of Holdings set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio

December 31, 2015	5.50:1.00
March 31, 2016	5.50:1.00
June 30, 2016	5.50:1.00
September 30, 2016	5.00:1.00
December 31, 2016	4.50:1.00
March 31, 2017	4.25:1.00
June 30, 2017	4.00:1.00
September 30, 2017	4.00:1.00
December 31, 2017	4.00:1.00
March 31, 2018	3.75:1.00
June 30, 2018	3.50:1.00
September 30, 2018	3.50:1.00
December 31, 2018	3.25:1.00
March 31, 2019	3.00:1.00
June 30, 2019	3.00:1.00
September 30, 2019	2.75:1.00
December 31, 2019	2.75:1.00
March 31, 2020	2.75:1.00
June 30, 2020	2.75:1.00
September 30, 2020	2.75:1.00

11.10.    Minimum Consolidated EBITDA. Holdings will not permit Consolidated EBITDA for any fiscal quarter of Holdings set forth below to be less than the amount set forth opposite such fiscal quarter below:

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Fiscal Quarter Ending	Amount

December 31, 2015	$3,000,000
March 31, 2016	$3,000,000
June 30, 2016	$3,500,000
September 30, 2016	$4,250,000
December 31, 2016	$4,250,000
March 31, 2017	$4,250,000
June 30, 2017	$4,750,000
September 30, 2017	$4,750,000
December 31, 2017	$4,750,000
March 31, 2018	$5,000,000
June 30, 2018	$5,250,000
September 30, 2018	$5,000,000
December 31, 2018	$5,250,000
March 31, 2019	$5,500,000
June 30, 2019	$5,750,000
September 30, 2019	$5,750,000
December 31, 2019	$5,750,000
March 31, 2020	$6,000,000
June 30, 2020	$6,000,000
September 30, 2020	$6,250,000

From and after the consummation of any Permitted Acquisition, each of the amounts set forth above in this Section 11.10 from and after such time shall be increased by an amount (if positive) equal to the Acquired EBITDA of the respective Acquired Entity or Business acquired in each such Permitted Acquisition for the most recently ended 12-month period for which financial statements are available for such Acquired Entity or Business prior to the date of such Permitted Acquisition (as certified in the respective officer’s certificate delivered pursuant to clause (ix) of Section 10.16(a)).

11.11.    [Reserved].

11.12.    Modifications of Acquisition Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc. Holdings will not, and will not permit any of its Subsidiaries to:

(i)          amend, modify, change or waive any term or provision of any Acquisition Document unless, in the case of any amendment, modification or change to any Acquisition Document, such amendment, modification, change or waiver could not reasonably be expected to be materially adverse to the interests of the Lenders;

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(ii)         amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement and any Qualified Preferred Stock), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (ii) could not reasonably be expected to be materially adverse to the interests of the Lenders;

(iii)        amend, modify change or terminate any Material Contract unless, in the case of any amendment, modification, change or termination of any Material Contract, such amendment, modification, change or termination could not reasonably be expected to be materially adverse to the interests of the Lenders;

(iv)        amend, modify, change or waive any Necessary Authorization unless such amendment, modification, change or waiver could not reasonably be expected to be materially adverse to the interests of the Lenders or be materially adverse to the Credit Parties;

(v)         designate any Indebtedness (or related interest obligations) as “Designated Senior Debt” or similar term except for the Obligations;

(vi)        on and after the execution and delivery thereof, amend, modify or waive, or permit the amendment, modification or waiver of, any provision of the Intercompany Note without the prior consent of the Administrative Agent; and

(vii)       make (or give any notice in respect of) any principal or interest payment on, or any redemption or acquisition for value of, or any other payment with respect to any Subordinated Debt except as permitted by the subordination terms of the Subordinated Debt Documents.

11.13.    Limitation on Certain Restrictions on Subsidiaries. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which Holdings or any of its Subsidiaries is the licensee) or other contract entered into by Holdings or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, and (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 11.01(iii), (vi), (vii), (xv) or (xvi).

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11.14.    Limitation on Issuance of Equity Interests. (a) Holdings will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity (other than Qualified Preferred Stock issued pursuant to clause (c) below) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of Holdings or such Subsidiary, as the case may be.

(b)          Holdings will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of Holdings, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than Holdings and its Subsidiaries to the extent required under applicable law, (iv) for issuances by Subsidiaries of a Borrower which are newly created or acquired in accordance with the terms of this Agreement, (v) to Holdings, a Borrower or a Wholly-Owned Subsidiary, provided that such entity (other than a Borrower) is a Guarantor, and (vi) Non-Wholly Owned Subsidiaries may issue Equity Interests, subject to compliance with Section 11.02).

(c)          Holdings may from time to time (i) issue Qualified Preferred Stock, so long as (x) no Default or Event of Default shall exist at the time of any such issuance or immediately after giving effect thereto, and (y) with respect to each issuance of Qualified Preferred Stock, the gross cash proceeds therefrom (or in the case of Qualified Preferred Stock directly issued as consideration for a Permitted Acquisition, the Fair Market Value of the assets received therefor) shall be at least equal to 100% of the liquidation preference thereof at the time of issuance and (ii) issue additional shares of Qualified Preferred Stock to pay in kind regularly scheduled Dividends on Qualified Preferred Stock theretofore issued in compliance with this Section 11.14(c).

11.15.    Business; etc. (a) Holdings will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by Holdings and its Subsidiaries as of the Closing Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.

(b)          Notwithstanding the foregoing or anything else in this Agreement to the contrary, Holdings will not engage in any business or own any significant assets or have any material liabilities other than (i) (x) its ownership of the capital stock of Parent and (y) holding up to $1,000,000 of cash and Cash Equivalents in the aggregate at any time (together with any investment income thereon) and (ii) those liabilities which it is responsible for under this Agreement and the other Documents to which it is a party, provided that Holdings may engage in those activities that are incidental to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

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(c)          Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the Dissolution Subsidiaries shall hold any assets, receive any Investment or extension of credit from Holdings or any of its Subsidiaries or engage directly or indirectly in any business other than as necessary to (i) complete the dissolution of such Dissolution Subsidiaries on or prior to the dates required pursuant to Section 14.19 and (ii) maintain their existence until dissolution.

11.16.    Limitation on Creation of Subsidiaries. (a) Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary (other than Non-Wholly Owned Subsidiaries permitted to be established, created or acquired in accordance with the requirements of Section 11.16(b)), provided that a Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, so long as, in each case, (i) at least 5 days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (iii) each such new Wholly-Owned Domestic Subsidiary (and, to the extent required by Section 10.17, each such new Wholly-Owned Foreign Subsidiary) executes a counterpart of the Subsidiaries Guaranty, the Security Agreement, the Pledge Agreement and the Intercompany Note, and (iv) each such new Wholly-Owned Domestic Subsidiary (and, to the extent required by Section 10.17, each such new Wholly-Owned Foreign Subsidiary), to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 10.12. In addition, each new Wholly-Owned Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 7 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Closing Date.

(b)          In addition to Subsidiaries of a Borrower created pursuant to preceding clause (a), a Borrower and its Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly Owned Subsidiaries after the Effective Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Section 11.05, provided that, to the extent permitted by any applicable joint venture agreement (i) all of the capital stock or other Equity Interests of each such Non-Wholly Owned Subsidiary shall be pledged by any Credit Party which owns such capital stock or other Equity Interests as, and to the extent, required by this Agreement or the relevant Security Document, and (ii) each such Non-Wholly Owned Subsidiary shall take the actions specified in Section 11.16(a) to the same extent that such Non-Wholly Owned Subsidiary would have been required to take if it were a Wholly-Owned Subsidiary of a Borrower.

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11.17.    Certain Deposit Accounts. Without limiting the provisions of Section 10.21, none of the Credit Parties will maintain a lockbox account or a deposit account in which the Credit Parties hold more than an average daily balance of $500,000 measured on a rolling trailing thirty (30) day basis for the Credit Parties (on an individual basis), unless such lockbox account or deposit account is (x) subject to a “control agreement” referred to in Section 3.9 of the Security Agreement or (y) otherwise under the “control” (within the meaning of Section 9-104 of the New York UCC) of the Collateral Agent excluding the Excluded Accounts. At any time following the date which is sixty (60) days following the Closing Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), the total amount deposited in accounts not subject to a “control agreement” or otherwise under the “control” of the Collateral Agent, excluding the Excluded Accounts, shall not exceed $1,500,000 at any time. For so long as PNC Bank serves as the Collateral Agent, the Borrowers shall maintain their principal operating and deposit accounts at PNC Bank.

SECTION 12.       Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

12.01.    Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawings or any Fees or any other amounts owing hereunder or under any other Credit Document; or

12.02.    Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

12.03.    Covenants. Holdings or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.02(k), 10.01, 10.04, 10.05, 10.12, 10.14, 10.15, 10.17, 10.18, or Section 11 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 12.01 and 12.02) or any other Credit Document and such default under this Section 12.03(ii) shall continue unremedied for a period of 30 days after the occurrence thereof; or

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12.04.    Default Under Other Agreements. (i) Holdings or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid (other than by (x) a regularly scheduled required prepayment or (y) a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default)), prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 12.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $3,000,000; or

12.05.    Bankruptcy, etc. Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries, and the petition is not dismissed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries, to operate all or any substantial portion of the business of Holdings or any of its Subsidiaries, or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries, or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

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12.06.    ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), any determination that any Plan or Multiemployer Plan is considered at-risk or in endangered or critical status as defined in Sections 303, 304 and 305 of ERISA or Sections 430, 431, and 432 of the Code, any Plan or Multiemployer Plan which is subject to Title IV of ERISA shall have had or it is reasonable likely to have a trustee appointed to administer such Plan or Multiemployer Plan, any Plan or Multiemployer Plan which is subject to Title IV of ERISA is, shall have been terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan, a Multiemployer Plan or a Foreign Pension Plan has not been timely made, Holdings, any Borrower, or any ERISA Affiliate has incurred any liability to or on account of a Plan or a Multiemployer Plan or it is reasonably likely that any such liability shall be incurred under Section 409, 502(i), 502(l), 515, 4041, 4041A, 4042, 4062, 4063, 4064, 4069, 4071, 4201, 4203, 4204, 4205, 4212, or 4245 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, or Holdings, any Borrower, or any ERISA Affiliate has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, a “default,” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Multiemployer Plan; any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan or any Multiemployer Plan; and (b) there shall result from any such event or events described in subsection (a) either the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, described in subsection (b) individually, and/or in the aggregate, has had, or could reasonably be expected to have, in the opinion of the Required Lenders, a Material Adverse Effect; or

12.07.    Security Documents. Any material provision of the Security Documents shall fail or cease to be in full force and effect, or shall fail or cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 11.01), and subject to no other Liens (except as permitted by Section 11.01)), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

12.08.    Guaranties. Any material provision of any Guaranty shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or

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12.09.    Judgments. One or more judgments or decrees shall be entered against Holdings or any Subsidiary of Holdings involving in the aggregate for Holdings and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 45 consecutive days, and the aggregate amount of all such judgments equals or exceeds $2,000,000; or

12.10.    Change of Control. A Change of Control shall occur; or

12.11.    Subordination. (i) The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of applicable subordinated Indebtedness; or (ii) any Borrower or any other Credit Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordinated Provisions, (B) that the Subordinated Provisions exist for the benefit of the Administrative Agent, Collateral Agent and the Lenders or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Credit Party, shall be subject to any of the Subordinated Provisions;

12.12.    Loss of Key Executive. Any time any two of Damian Perl, Paul A. Fernandes, Dale Davis, or Simon Lee shall cease to either (i) act or maintain his or her appointment in the role at the Credit Parties which such individual holds on the Closing Date (or a role with substantially similar or greater responsibilities and duties) or (ii) serve on the Board of Directors of Holdings, unless such individual is replaced within sixty (60) days by an individual approved in writing by the Administrative Agent; or

12.13.    Reportable Compliance Event. The occurrence of any Reportable Compliance Event, or any Borrower’s failure to immediately report a Reportable Compliance Event in accordance with Section 10.15 hereof.

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Administrative Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 12.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Administrative Borrower to pay (and the Borrowers agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 12.05 with respect to the Borrowers, they will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrowers and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (vi) enforce each Guaranty; and (vii) apply any cash collateral held by the Administrative Agent or the Collateral Agent pursuant to Section 6.02 to the repayment of the Obligations.

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Notwithstanding anything to the contrary contained in this Section 12, in the event that any Borrower fails (or, but for the operation of this paragraph, would fail) to comply with the covenants set forth in Sections 11.08 through 11.10 (such applicable covenants, the “Financial Performance Covenants”) as of the last day of any fiscal quarter, at any time after such last day until the day that is ten (10) Business Days after the date the certificate calculating the Financial Performance Covenants for such fiscal quarter is required to be delivered pursuant to Section 10.01(g) or, if earlier, on the date on which such certificate is delivered, Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings (collectively, the “Cure Right”), which cash shall be contributed as common Equity Interests to a Borrower (such contributed amount, the “Cure Amount”); provided, however, that such Cure Amount shall not exceed the amounts set forth below and such Financial Performance Covenants shall be recalculated by increasing Consolidated EBITDA with respect to such fiscal quarter and any four-quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement (including any “baskets”), by an amount equal to the Cure Amount; provided, that, (i) until the Maturity Date there shall be no more than three (3) Cure Rights exercised in the aggregate, and no more than two (2) Cure Rights exercised during any four consecutive fiscal quarter period and not in successive fiscal quarters, (ii) for purposes of this paragraph, the Cure Amount shall be no greater than the least of (x) the amount required for purposes of complying with the Financial Performance Covenants, (y) $2,500,000, and (z) 20% of Consolidated EBITDA, (iii) for purposes of this paragraph, the aggregate amount of all Cure Amounts shall be no greater than $5,000,000 and (iv) for the avoidance of doubt, in recalculating the Financial Performance Covenants by increasing Consolidated EBITDA as set forth above, there shall be no pro forma effect given to any reduction of Loans with the Cure Amount in such recalculation of the Financial Performance Covenants. Each Cure Amount shall be applied pursuant to Section 6.02 to the repayment of the Obligations. If, after giving effect to the adjustments in this paragraph, the Borrowers shall then be in compliance with the requirements of the Financial Performance Covenants, the Borrowers shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of this Agreement.

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SECTION 13.       The Administrative Agent; the Collateral Agent.

13.01.    Appointment. The Lenders hereby irrevocably designate and appoint MC ADMIN CO LLC as Administrative Agent and PNC BANK, NATIONAL ASSOCIATION as Collateral Agent (for purposes of this Section 13, the term “Agents” shall refer to both MC ADMIN CO LLC in its capacity as Administrative Agent and PNC BANK, NATIONAL ASSOCIATION in its capacity as Collateral Agent pursuant to the Security Documents collectively, and the term “Agent” shall refer to each of them as applicable in their respective roles) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of each Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of their respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

13.02.    Nature of Duties. (a) No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither Agent nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of each Agent shall be mechanical and administrative in nature; the Agents shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)          Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Agents as, and to the extent, provided for under Sections 13.06 and 14.01. Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

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(c)          Each Lender unconditionally and irrevocably acquits and fully forever releases and discharges each Agent and all its affiliates, members, partners, subsidiaries, officers, employees, agents, attorneys, principals, directors and shareholders and its respective heirs, legal representatives, successors and assigns (collectively, the “Releasees”) on the date each interest payment on the Loans is made by the Borrowers from any and all claims, demands, causes of action, obligations, remedies, suits, damages and liabilities of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which such party hereto ever had or now has against any of the Releasees and which has arisen at any time prior to the date of such interest payment out of this Agreement, the other Credit Documents or any other related documents, instruments, agreements or matters or the enforcement or attempted or threatened enforcement by any of the Releasees of any of their respective rights, remedies or recourse related thereto (collectively, the “Released Claims”) (but in each case referred to in this clause (c), excluding any claims, demands, causes of actions, obligations, remedies, suits, damages or liabilities to the extent same occurred by reason of the gross negligence or willful misconduct of the Releasee to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  Each Lender covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the Releasees any action or other proceeding based upon any of the Released Claims.

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13.03.    Lack of Reliance on the Agents. (a) Each Lender from time to time party to this Agreement (i) confirms that it has received a copy of this Agreement and the other Credit Documents, together with copies of the financial statements referred to therein, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to become a Lender under this Agreement, (ii) agrees that it has made and will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents and, except as expressly provided in this Agreement, the Agents shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Credit Parties pursuant to the terms of this Agreement or any other Credit Document unless such Agent is restricted from doing so due to confidentiality requirements of Section 14.16, (iii) acknowledges and agrees that no fiduciary or advisory relationship between either Agent and any Lender is intended to be or has been created in respect of any of the transactions contemplated by this Agreement, (iv) acknowledges and agrees that each Agent, on the one hand, and each Lender on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, and no Lender relies on, any fiduciary duty on either Agent’s part, (v) acknowledges and agrees that each Lender is capable of evaluating and understanding, and each such Lender understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement, (vi) acknowledges and agrees that each Agent or any of their respective Affiliates may have received fees or other compensation from any Credit Party or any Affiliate of any Credit Party in connection with this Agreement which may or may not be publicly disclosed and such fees or compensation do not affect any Lender’s independent credit decision to enter into the transactions contemplated by this Agreement, (vii) acknowledges and agrees that notwithstanding that no fiduciary or similar relationship exists between the Agents and any Lender, each such Lender hereby waives, to the fullest extent permitted by law, any claims it may have against the Agents or their Affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Agents and their Affiliates shall have no liability (whether direct or indirect) to any Lender in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on behalf of or in right of any Lender, including any such Lender’s affiliates, members, partners, subsidiaries, officers, employees, agents, attorneys, principals, directors and shareholders and respective heirs, legal representatives, successors and assigns and creditors, in each case subject to and without limiting the terms of Section 13.02(a), and (viii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Credit Documents are required to be performed by it as a Lender. The Agents shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

(b)          To the full extent permitted by applicable law, each party hereto and each Indemnified Person shall not assert, and hereby waives, any claim against any other party hereto or any other Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, any other agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds thereof; provided, however, that the foregoing provisions shall not relieve any Borrower of its indemnification obligations as provided in Section 14.01(a) to the extent any Indemnified Person is found liable for any such damages. No party hereto and no Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Person results from such Person’s gross negligence, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided, however, that the foregoing provisions shall not relieve any Borrower of its indemnification obligations as provided in Section 14.01(a) to the extent any Indemnified Person is found liable for any such damages.

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13.04.    Certain Rights of the Agents. If either Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, each Agent shall be entitled to refrain from any act or action, and neither any Lender nor the holder of any Note shall have any right of action whatsoever against such Agent as a result of such Agent refraining from such act or action, unless or until such Agent shall have received, pursuant to an escrow arrangement satisfactory to it, from the Borrowers or the Lenders an amount initially equal to $250,000 and supplemented or increased thereafter on a monthly basis to the extent necessary (in the reasonable judgment of such Agent) to reimburse such Agent for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such Agent as a result of such act or action and for which such Agent would be entitled to indemnification pursuant to Section 13.06 or Section 14.01 hereof. Any amounts subject to such escrow arrangement remaining after payment in full of all such indemnification obligations shall be returned to the Lenders or the Borrowers, as applicable.

13.05.    Reliance. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype, facsimile or e-mail message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that either Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by either Agent.

13.06.    Indemnification. To the extent each Agent (or any affiliate thereof) is not reimbursed and indemnified by each Borrower, the Lenders will reimburse and indemnify each Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature (including, without limitation, any customary indemnifications provided to a deposit account bank pursuant to a “control agreement” referred to in the Security Agreement which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document) or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

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13.07.    Each Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Majority Lenders,” “Required Lenders,” “Holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Agents in their respective individual capacities. The Agents and their affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement which may or may not be publicly disclose and otherwise without having to account for the same to the Lenders.

13.08.    Holders. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

13.09.    Resignation by the Agents. (a) Each Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 3 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 12.05 then exists, the Borrowers. Any such resignation by an Agent hereunder shall also constitute its resignation as an Issuing Lender, in which case the resigning Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued by it prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)          Subject to clause (e) below, upon any such notice of resignation by the Agent, the Required Lenders shall appoint a successor Agent hereunder or thereunder to fulfill the same role as the resigning Agent who shall be a commercial bank or trust company reasonably acceptable to the Administrative Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Administrative Borrower’s approval shall not be required if an Event of Default then exists).

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(c)          If no successor Agent has been appointed pursuant to clause (b) above by the 3rd Business Day after the date such notice of resignation was given by such Agent, the applicable Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the applicable Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

(d)          Upon a resignation of any Agent pursuant to this Section 13.09, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 13 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as the applicable Agent.

(e)          Upon PNC Bank ceasing to be a Revolving Lender, PNC Bank shall resign as Collateral Agent. Upon any such notice of resignation by the Collateral Agent, the Administrative Agent, or its designee, shall become the successor Collateral Agent hereunder or thereunder to fulfill the same role as the resigning Collateral Agent, provided that, if such role is filled by the Administrative Agent’s designee, such designee shall be a commercial bank or trust company reasonably acceptable to the Administrative Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Administrative Borrower’s approval shall not be required if an Event of Default then exists) and each Lender hereby accepts and ratifies such appointment.

13.10.    Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

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(b)          The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to (1) release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 11.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 14.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents, and (2) release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Subsidiary Guarantor as a result of a transaction permitted under the Credit Documents or is otherwise permitted to be released from the applicable Guaranty pursuant to the Credit Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral or Guarantors from its obligations under the Subsidiaries Guaranty pursuant to this Section 13.10.

(c)          The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.11.    Delivery of Information. The Agents shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agents from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agents at the time of receipt of such request and then only in accordance with such specific request.

13.12.    Delegation of Duties. The Agents may perform any and all of their duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by either Agent (including, without limitation, MC Admin or any of its Affiliates). Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective officers, directors, employees, representatives, agents, sub-agents or advisors thereof. The Agents shall not be responsible for the negligence or misconduct of any respective sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

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13.13.    No Reliance on either Agent’s Customer Identification Program; Certifications From Banks and Participants; USA PATRIOT Act. (a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on either Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 CFR § 103.121, as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Terrorism Laws or the equivalent on any applicable jurisdiction, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Credit Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations or any equivalent provisions in any applicable jurisdiction.

(b)          Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to each Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(c)          The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, each Agent or Lender may from time to time request, and each Credit Party shall provide to such agents or Lender, such Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

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SECTION 14.      Miscellaneous.

14.01.    Payment of Expenses, etc. (a) Each Borrower hereby agrees to:

(i)          whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of DLA Piper LLP (US) as the Administrative Agent’s counsel, and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent and of each Issuing Lender in connection with the Letter of Credit Back-Stop Arrangements entered into by such Persons and, after the occurrence of an Event of Default, each of the Administrative Agent, the Collateral Agent, the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and the Collateral Agent, and, after the occurrence of an Event of Default, counsel for each of the Collateral Agent, the Issuing Lenders and Lenders);

(ii)         pay and hold the Administrative Agent, the Collateral Agent, and of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, the Collateral Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender) to pay such taxes; and

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(iii)        indemnify the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (y) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (z) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Holdings, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b)          To the full extent permitted by applicable law, each of Holdings, Parent and each Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

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(c)          Each of Holdings, Parent and each Borrower unconditionally and irrevocably acquits and fully forever releases and discharges the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders and all their respective affiliates, members, partners, subsidiaries, officers, employees, agents, attorneys, principals, directors and shareholders and its respective heirs, legal representatives, successors and assigns (collectively, the “MC Releasees”) on the date each interest payment on the Loans is made by the Borrowers from any and all claims, demands, causes of action, obligations, remedies, suits, damages and liabilities of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which such party hereto ever had or now has against any of the MC Releasees and which has arisen at any time prior to the date of such interest payment out of this Agreement, the other Credit Documents or any other related documents, instruments, agreements or matters or the enforcement or attempted or threatened enforcement by any of the MC Releasees of any of their respective rights, remedies or recourse related thereto (collectively, the “MC Released Claims”) (but in each case referred to in this clause (c), excluding any claims, demands, causes of actions, obligations, remedies, suits, damages or liabilities to the extent same occurred by reason of the gross negligence or willful misconduct of the MC Releasee to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  Each of Holdings, Parent and each Borrower covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the MC Releasees any action or other proceeding based upon any of the MC Released Claims.

14.02.    Right of Setoff.

(a)          In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender or any Affiliate, branch or agency thereof (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender and Issuing Lender agrees to notify the Administrative Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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(b)          NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

14.03.    Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including via email, facsimile and other electronic communication) and mailed, emailed, faxed or otherwise delivered: if to any Credit Party, to the Administrative Borrower, at the address specified on Schedule II or in the other relevant Credit Documents; if to any Lender, at its address specified to the Administrative Agent; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Administrative Borrower and the Administrative Agent. All such notices and communications shall, when mailed (certified return receipt required), emailed, faxed or sent by overnight courier, be effective when deposited in the mails, delivered to the email service provider or overnight courier, as the case may be, or sent by fax or email, except that notices and communications to the Administrative Agent and any Credit Party shall not be effective until received by the Administrative Agent or the Administrative Borrower or any Credit Party, as the case may be.

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14.04.    Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, neither Holdings, Parent nor any Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Obligations hereunder except as provided in Sections 2.13 and 14.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Holdings, Parent or any Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by any Borrower hereunder shall be determined as if such Lender had not sold such participation.

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(b)          Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying any Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at such Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Event of Default then exists, the Borrowers, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), provided that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 7 Business Days after having received notice thereof, (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 14.15. To the extent of any assignment pursuant to this Section 14.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 14.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrowers the appropriate Internal Revenue Service Forms (and, if applicable, a Section 6.04(c)(ii) Certificate) described in Section 6.04(c). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 14.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 6.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

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(c)          Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Administrative Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d)          Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 14.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 6.04, 13.06, 14.01 and 14.06), which shall survive as to such assigning Lender.

(e)          Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 6.04 (subject to the requirements and limitations therein, including the requirements under Sections 6.04(b)-(e) (it being understood that the documentation required under Sections 6.04(b)-(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.04; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.12 and 2.13 as if it were an assignee under Section 14.04; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 6.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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14.05.    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrowers or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

14.06.    Payments Pro Rata. (a) Except as otherwise expressly provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than (i) if Lender that has expressly consented in writing to waive its pro rata share of any such payment, in which case such amounts shall be reallocated on a pro rata basis among the other Lenders or (ii) if all Lenders shall have expressly consented in writing to waive their pro rata share of such payment, such payment shall be returned to such Borrower) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)          Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

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(c)          Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 14.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

14.07.    Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow and all computations and all definitions (including accounting terms) used in determining compliance with Section 10.16 and Sections 11.07 through 11.10, inclusive, shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of Holdings referred to in Section 9.05(a) for the fiscal year ended December 31, 2014, (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitted a Person to value its financial liabilities at the fair value thereof and (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. In the event of any change in GAAP (any such change, for the purpose of this Section 14.07, an “Accounting Change”) that occurs after the date of this Agreement, then the Credit Parties and the Administrative Agent, on behalf of the Lenders, agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect any such Accounting Change with the desired result that the criteria for evaluating the financial condition of Holdings and its Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made, and until such time as such an amendment shall have been executed and delivered by the Credit Parties and Required Lenders, (i) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Change had not been made, and (ii) Holdings shall prepare footnotes to each certificate and the financial statements required to be delivered pursuant to Sections 10.01(a), (b), (c), and (g) hereunder that show the differences between the financial statements delivered (which reflect such Accounting Change) and the basis for calculating financial covenant compliance (without reflecting such Accounting Change).

(b)          All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

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14.08.    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE OR ANY SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK (OR (X) IN THE CASE OF ANY SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE OR OTHER JURISDICTION IN WHICH THE RESPECTIVE COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF HOLDINGS AND EACH BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR ANY BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORE-MENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR ANY BORROWER. EACH OF HOLDINGS AND EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS OR EACH BORROWER AT ITS ADDRESS SET FORTH ON SCHEDULE II BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR ANY BORROWER IN ANY OTHER JURISDICTION.

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(b)          EACH OF HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.09.    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Administrative Borrower and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

14.10.    Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which Holdings, Parent, each Borrower, the Administrative Agent, the Lead Arranger and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or notice via electronic transmission (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give Holdings, Parent, the Administrative Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

14.11.    Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

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14.12.    Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of each Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 14.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement (including Incremental Loans) which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (iv) reduce the voting threshold specified in the definition of Required Lenders (it being understood that additional extensions of credit pursuant to this Agreement (including Incremental Loans) shall be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by Holdings, Parent, or any Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 13 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent, (4) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (5) except in cases where additional extensions of term loans (including Incremental Loans) and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement on the Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 6.02(h) (it being understood, however, that the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), (6) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that additional extensions of credit pursuant to this Agreement (including Incremental Loans) shall be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (7) without the written consent of the Majority Lenders with Revolving Loans and/or Revolving Commitments, amend, modify or waive any condition precedent set forth in Sections 7 or 8 with respect to the making of Revolving Loans or the issuance of Letters of Credit, or (8) reduce the amount of, or extend the date of, any Scheduled Repayment without the consent of the a majority of Lenders holding Term Loans.

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(b)          If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 14.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders (or, at the option of the Borrowers, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination, provided further, that the Borrowers shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 14.12(a).

(c)          Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by Holdings, Parent, each Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 14.04) in full of this principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Administrative Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

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(d)          [Intentionally Omitted].

(e)          Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents may be made with the consent of each Administrative Borrower and the Administrative Agent to the extent necessary to cure any ambiguity, omission, defect or inconsistency.

14.13.    Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 6.04, 13.06 and 14.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

14.14.    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 6.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes occurring after the date of the respective transfer).

14.15.    Register. Each Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 14.15, to maintain a register (the “Register”) at one of its offices in the United States on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Each Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.15 other than as a result of the Administrative Agent’s gross negligence or willful misconduct. Each Lender shall be entitled to review the Register solely relating to such information that pertains specifically to such Lender and shall have no right to view any information that pertains to any other Lender.

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14.16.    Confidentiality. (a) Subject to the provisions of clause (b) of this Section 14.16, each Lender agrees that it will not disclose without the prior consent of Holdings (other than to its employees, auditors, advisors or counsel to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 14.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any Swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 14.16 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 14.16, and (viii) to (A) any bank or financial institution and (B) S&P, Moody’s, Fitch Ratings and/or other ratings agencies, in each case, as such Lender deems necessary or appropriate in connection with such Lender’s obtaining financing; provided, however, that such financial institution or ratings agency shall be informed of the confidentiality of such information and either agrees to be bound by the confidentiality provisions contained in this Section 14.16 or is otherwise subject to a confidentiality agreement with such Lender (x) to its investors or potential investors as such Lender reasonably deems necessary or appropriate; provided, however, that such investors or potential investors shall be informed of the confidentiality of such information and either agree to be bound by the confidentiality provisions contained in this Section 14.16 or are otherwise subject to a confidentiality agreement with such Lender.

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(b)          Each of Holdings, Parent and each Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender.

(c)          Notwithstanding anything to the contrary contained in this Section 14.16, each of Holdings, Parent, and each Borrower hereby agrees that the Administrative Agent and its Affiliates may publicize its services in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein, including, without limitation, through granting interviews with and providing information to the financial press and other media and by publicizing such services on its web-site or other electronic medium; provided, however, that the Administrative Agent and its Affiliates shall not publicize as contemplated above in this clause (c) until the earlier to occur of (i) the fifth day following the Closing Date and (ii) such date as Holdings shall have publicly announced the consummation of the Transaction. In addition, each of Holdings, Parent, and each Borrower hereby authorizes the Administrative Agent to place a customary “tombstone” advertisement regarding this Agreement and the transactions contemplated herein related hereto in publications of its choice at the Borrowers’ expense.

(d)          Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledges that (x) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document may include material non-public information concerning Holdings or one or more of its Subsidiaries, as the case may be, (y) it has developed compliance procedures regarding the use of material non-public information, and (z) it will handle such material non-public information in accordance with applicable laws, including federal and state securities laws.

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14.17.    Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties may require that, among other things, all promissory notes executed by, and capital stock and other Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized or where the respective assets are located to create and perfect all security interests granted pursuant to the various Security Documents in accordance with such Security Documents and to take all actions under the laws of the United States and any State thereof to perfect the security interests in the assets, capital stock and other Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said capital stock, other Equity Interests or promissory notes are owned by any Credit Party). Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of assets or promissory notes issued by, or capital stock or other Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction where the respective assets are located or of the Person who issued the respective promissory notes or whose capital stock or other Equity Interests are pledged, under the Security Documents in accordance with the Security Documents. Each Borrower hereby agrees that, following any request by the Administrative Agent or the Required Lenders to do so, each Borrower will, and will cause its Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or the Required Lenders to be necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions. If requested to do so pursuant to this Section 14.17, all such actions shall be taken in accordance with the provisions of this Section 14.17 and Section 10.12 and within the time periods set forth therein. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to capital stock of, other Equity Interests in, and promissory notes issued by, Persons organized under laws of jurisdictions other than the United States and any State thereof) not required to be taken in accordance with the provisions of this Section 14.17, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of Section 10.12 and this Section 14.17.

14.18.    Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies Holdings, Parent and each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Holdings, each Borrower and the other Credit Parties and other information that will allow such Lender to identify Holdings, each Borrower and the other Credit Parties in accordance with the Act.

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14.19.    Post-Closing Actions. The Credit Parties hereby agree to deliver or take the actions described on Schedule XII hereto, within the applicable time periods set forth therein (which periods may be extended by the Administrative Agent in its sole discretion), in form and substance reasonably acceptable to the Administrative Agent. All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 14.19 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 14.19 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by each Borrower to each of the Lenders that the actions required pursuant to this Section 14.19 will be, or have been, taken within the relevant time periods referred to in this Section 14.19 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 14.19, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

14.20.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

14.21.    Entire Agreement. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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14.22.    Agreement Among Lenders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

14.23.    Assumption by the Administrative Borrower and Access and Release of Holdings as the Borrower. Concurrently with the effectiveness of this Agreement, and the initial Borrowings hereunder, the Administrative Borrower and Access have executed and delivered the Affirmation Agreement, pursuant to which each of the Administrative Borrower and Access have affirmed that each is a Borrower under this Agreement, and have assumed all of the Obligations of Holdings as the Borrower hereunder as if the Administrative Borrower and Access had initially incurred them. The Affirmation Agreement shall be effective upon the execution and delivery thereof. From and after the effectiveness of the Affirmation Agreement, Holdings shall be and hereby is released from any and all Obligations as the Borrower hereunder; provided that Holdings’ Guaranty of any and all of the Obligations hereunder shall continue.

14.24.    Administrative Borrower. (a) Access hereby irrevocably appoints and constitutes the Administrative Borrower as its agent to request and receive Loans and Letters of Credit pursuant to this Agreement in the name or on behalf of Access. The Administrative Agent and the Lenders may disburse the Loans to such bank account of the Administrative Borrower or Access or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as the Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. The Administrative Borrower hereby accepts the appointment by Access and each other Credit Party (for the purposes set forth below) to act as the agent of Access and agrees to ensure that the disbursement of any Loans to a Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower. Access and each other Credit Party hereby irrevocably appoints and constitutes the Administrative Borrower as its agent to receive statements on account and all other notices from the Administrative Agent, Collateral Agent and the Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Credit Documents. Any notice, election, representation, warranty, agreement or undertaking made on behalf of any other Borrower or Credit Party by the Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Credit Party, as the case may be, and shall be binding upon and enforceable against such Borrower or such Credit Party, as applicable, to the same extent as if made directly by such Borrower or such Credit Party.

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(b) The Administrative Borrower operates a centralized cash management system for Holdings and its Subsidiaries, including the maintenance of appropriate records to determine the amount of intercompany accounts owing among the Credit Parties and their Subsidiaries. All Loans or Letters of Credit requested by the Administrative Borrower for ultimate use by the Credit Parties (or for the benefit of their Subsidiaries) may be drawn or obtained in the name of the Administrative Borrower or the name of Access designated by the Administrative Borrower. Upon request, the Administrative Borrower shall promptly confirm for the Administrative Agent that each Loan or Letter of Credit has been issued in the name of the appropriate Borrower (and, if applicable, for the benefit of any of their Subsidiaries) and, in the event of any error, the respective records shall be adjusted without prejudice to the rights of the Administrative Agent, Collateral Agent or the Lenders.

(c) The handling of the credit facility for the Borrowers as a co-borrowing facility with an administrative borrower acting as agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Neither the Administrative Agent, Collateral Agent nor any Lender shall incur liability to any Borrower or Credit Party as a result thereof. To induce the Administrative Agent, Collateral Agent and Lenders to do so and in consideration thereof, each Credit Party hereby indemnifies the Administrative Agent, Collateral Agent, and each Lender and holds the Administrative Agent, Collateral Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Administrative Agent, Collateral Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by the Administrative Agent, Collateral Agent or any Lender on any request or instruction from the Administrative Borrower or any other action taken by the Administrative Agent, Collateral Agent or any Lender with respect to this Section 14.24 except due to willful misconduct or gross negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

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SECTION 15.      Holdings Guaranty.

15.01.    Guaranty. In order to induce the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements and Other Hedging Agreements and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Interest Rate Protection Agreements and Other Hedging Agreements, Holdings hereby agrees with the Guaranteed Creditors as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of each Borrower to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of each Borrower to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or other instrument evidencing any liability of any Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

15.02.    Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Borrower upon the occurrence of any of the events specified in Section 12.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

15.03.    Nature of Liability. The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 15.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

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15.04.    Independent Obligation. The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or any Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or any Borrower and whether or not any other guarantor, any other party or any Borrower be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to Holdings.

15.05.    Authorization. Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)          change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)          take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)          exercise or refrain from exercising any rights against any Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(d)          release or substitute any one or more endorsers, guarantors, any Borrower, other Credit Parties or other obligors;

(e)          settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Guaranteed Creditors;

(f)           apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Guaranteed Creditors regardless of what liability or liabilities of any Borrower remain unpaid;

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(g)          consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of such other instruments or agreements; and/or

(h)          take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Holdings Guaranty.

15.06.    Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

15.07.    Subordination. Any indebtedness of any Borrower now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of any Borrower to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any such indebtedness of any Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

15.08.    Waiver. (a) Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Holdings waives any defense based on or arising out of any defense of each Borrower, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of any Borrower, Holdings, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against any Borrower or any other party or any security.

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(b)          Holdings waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Holdings assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

(c)          Until such time as the Guaranteed Obligations have been paid in full in cash, Holdings hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against each Borrower or any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Borrower or any other guarantor which it may at any time otherwise have as a result of this Holdings Guaranty.

(d)          Holdings hereby acknowledges and affirms that it understands that to the extent the Guaranteed Obligations are secured by Real Property located in California, Holdings shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing Holdings’ or any Guaranteed Creditor’s right to proceed against any Borrower or any other guarantor of the Guaranteed Obligations. In accordance with Section 2856 of the California Code of Civil Procedure, Holdings hereby waives until such time as the Guaranteed Obligations have been paid in full in cash:

(i)          all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Holdings by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Code of Civil Procedure;

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(ii)         all rights and defenses that Holdings may have because the Guaranteed Obligations are secured by Real Property located in California, meaning, among other things, that: (A) the Guaranteed Creditors may collect from Holdings without first foreclosing on any real or personal property collateral pledged by any Borrower or any other Credit Party, and (B) if the Guaranteed Creditors foreclose on any Real Property collateral pledged by any Borrower or any other Credit Party, (1) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Guaranteed Creditors may collect from Holdings even if the Guaranteed Creditors, by foreclosing on the Real Property collateral, have destroyed any right Holdings may have to collect from any Borrower, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses Holdings may have because the Guaranteed Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Sections 580a, 580d or 726 of the California Code of Civil Procedure); and

(iii)        all rights and defenses arising out of an election of remedies by the Guaranteed Creditors, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has destroyed Holdings’ rights of subrogation and reimbursement against any Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(e)          Holdings warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

15.09.    Payments. All payments made by Holdings pursuant to this Section 15 shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 6.03 and 6.04.

15.10.    Maximum Liability. It is the desire and intent of Holdings and the Guaranteed Creditors that this Holdings Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Holdings under this Holdings Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings’ obligations under this Holdings Guaranty shall be deemed to be reduced and Holdings shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Global Defense & National Security Systems, Inc., as Holdings

By:	/s/ Damian Perl
Name: Damian Perl
Title: Chairman of the Board

STG GROUP, INC., as Parent

By:	/s/ Paul Fernandes
Name: Paul Fernandes
Title: President

Global Defense & National Security Systems, Inc., as the Borrower (whose obligations as Borrower hereunder will be immediately assumed by STG, Inc. and Access Systems, Incorporated as the Borrowers)

By:	/s/ Damian Perl
Name: Damian Perl
Title: Chairman of the Board

MC ADMIN CO LLC
Individually and as Administrative Agent

By:	/s/ Jonathan Tunis
Name: Jonathan Tunis
Title: Managing Director

[Signature Page to Credit Agreement]

MC ADMIN CO LLC
as Lead Arranger

By:	/s/ Jonathan Tunis
Name: Jonathan Tunis
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION
Individually and as Collateral Agent

By:	/s/ Virginia L. Kiseljack
Name: Virginia L. Kiseljack
Title: Senior Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC., STG, GROUP, INC., STG, INC., ACCESS SYSTEMS, INCORPORATED, THE GUARANTORS PARTY HERETO FROM TIME TO TIME, THE LENDERS PARTY HERETO FROM TIME TO TIME, MC ADMIN CO LLC, AS ADMINISTRATIVE AGENT, PNC BANK, NATIONAL ASSOCIATION, AS COLLATERAL AGENT AND MC ADMIN CO LLC, AS LEAD ARRANGER

NAME OF INSTITUTION:

CERBERUS PNC SENIOR LOAN FUND, L.P.

By:	Cerberus PSL GP, LLC
Its:	General Partner

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Senior Managing Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC., STG, GROUP, INC., STG, INC., ACCESS SYSTEMS, INCORPORATED, THE GUARANTORS PARTY HERETO FROM TIME TO TIME, THE LENDERS PARTY HERETO FROM TIME TO TIME, MC ADMIN CO LLC, AS ADMINISTRATIVE AGENT, PNC BANK, NATIONAL ASSOCIATION, AS COLLATERAL AGENT AND MC ADMIN CO LLC, AS LEAD ARRANGER

NAME OF INSTITUTION:

MC CREDIT FUND I LP

By:	/s/ A. Nayyar
Name:
Title:

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC., STG, GROUP, INC., STG, INC., ACCESS SYSTEMS, INCORPORATED, THE GUARANTORS PARTY HERETO FROM TIME TO TIME, THE LENDERS PARTY HERETO FROM TIME TO TIME, MC ADMIN CO LLC, AS ADMINISTRATIVE AGENT, PNC BANK, NATIONAL ASSOCIATION, AS COLLATERAL AGENT AND MC ADMIN CO LLC, AS LEAD ARRANGER

NAME OF INSTITUTION:

MC CREDIT FUND II LP

By:	/s/ A. Nayyar
Name:
Title:

[Signature Page to Credit Agreement]

ACKNOWLEDGED AND AGREED:

STG, INC.

By:	/s/ Paul Fernandes
Name: Paul Fernandes
Title: President

ACCESS SYSTEMS, INCORPORATED

By:	/s/ Paul Fernandes
Name: Paul Fernandes
Title: Chief Operating Officer

[Signature Page to Credit Agreement]